CHAR2\2444756v7 TWELFTH AMENDMENT TO CREDIT AND SECURITY AGREEMENT This TWELFTH AMENDMENT TO CREDIT AND SECURITY AGREEMENT (this “Amendment”), dated as of July 30, 2021, is entered into by and between KEWAUNEE SCIENTIFIC CORPORATION, a Delaware corporation (the “Borrower”), and WELLS FARGO BANK, NATIONAL ASSOCIATION (the “Bank”). RECITALS A. The Bank has made available to the Borrower certain term loans and lines of credit pursuant to the terms and conditions of (i) that certain Credit and Security Agreement, dated as of May 6, 2013, by and between the Borrower and the Bank, as amended by that certain First Amendment to Credit and Security Agreement dated as of July 9, 2013, as further amended by that certain Second Amendment to Credit and Security Agreement dated as of June 4, 2014, as further amended by that certain Third Amendment to Credit and Security Agreement and First Amendment to Revolving Line of Credit Note dated as of June 3, 2015 (the “Third Amendment”), as further amended by that certain Fourth Amendment to Credit and Security Agreement and Second Amendment to Revolving Line of Credit Note dated as of March 12, 2018 (the “Fourth Amendment”), as further amended by that certain Fifth Amendment to Credit and Security Agreement dated as of April 22, 2019, as further amended by that certain Sixth Amendment to Credit and Security Agreement dated as of May 28, 2019, as further amended by that certain Seventh Amendment to Credit and Security Agreement and Third Amendment to Revolving Line of Credit Note dated as of July 9, 2019 (the “Seventh Amendment”), as further amended by that certain Eighth Amendment to Credit and Security Agreement and Fourth Amendment to Revolving Line of Credit Note dated as of December 13, 2019 (the “Eighth Amendment”), as further amended by that certain Ninth Amendment to Credit and Security Agreement, Fifth Amendment to Revolving Line of Credit Note and Waiver dated as of July 20, 2020 (the “Ninth Amendment”), as further amended by that certain Tenth Amendment to Credit and Security Agreement dated as of January 28, 2021, and as further amended by that certain Eleventh Amendment to Credit and Security Agreement dated as of April 27, 2021 (as the same may be further amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), (ii) that certain Revolving Line of Credit Note, dated May 6, 2013, made by the Borrower and payable to the order of the Bank, as amended by the Third Amendment, the Fourth Amendment, the Seventh Amendment, the Eighth Amendment and the Ninth Amendment (as the same may be further amended, restated, supplemented or otherwise modified from time to time, the “Line of Credit Note”) and (iii) certain other Loan Documents executed in connection therewith, as amended, restated, supplemented or otherwise modified from time to time; B. The Borrower has requested that the Bank further amend the Credit Agreement to extend the Expiration Date to April 30, 2022 (the “Amended Expiration Date”) and make further modifications to the Credit Agreement. C. The Bank has agreed to do so, but only pursuant to the terms and conditions set forth herein. AGREEMENT NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

2 CHAR2\2444756v7 1. Definitions. Capitalized terms used herein but not otherwise defined herein shall have the meanings provided to such terms in the Credit Agreement. As used in this Amendment, the following terms shall have the meanings set forth below: “Amendment Fee” has the meaning set forth in Section 6. “Bank” has the meaning set forth in the preamble to this Amendment. “Borrower” has the meaning set forth in the preamble to this Amendment. “Credit Agreement” has the meaning set forth in the Recitals. “Effective Date” has the meaning set forth in Section 8. “Released Party” and “Released Parties” have the respective meanings set forth in Section 10. 2. Estoppel. The Borrower hereby acknowledges and agrees that, as of close of business on July 29, 2021, the outstanding principal amount of the Line of Credit was not less than $ 8,431,449.99, which amount constitutes a valid and subsisting obligation of the Borrower owed to the Bank that is not subject to any credits, offsets, defenses, claims, counterclaims or adjustments of any kind. As of the date hereof, the Term Loans have been paid in full and are no longer outstanding obligations of the Borrower. 3. Consent, Acknowledgement and Reaffirmation. The Borrower hereby: (i) reaffirms the covenants and agreements contained in each Loan Document to which it is party, including, in each case, as such covenants and agreements may be modified by this Amendment and the transactions contemplated hereby; (ii) reaffirms that each Lien created and granted in or pursuant to any Loan Document in favor of the Bank is valid and subsisting, and acknowledges and agrees that this Amendment shall in no manner impair or otherwise adversely affect such Lien; and (iii) confirms that each Loan Document to which the Borrower is a party is and shall continue to be in full force and effect and the same is hereby ratified and confirmed in all respects, except that upon the effectiveness of this Amendment, all references in such Loan Document to the “Credit Agreement”, “thereunder”, “thereof” or words of like import shall mean the Credit Agreement and the other Loan Documents, as the case may be, as in effect and as modified by this Amendment. 4. Amendments to Credit Agreement. Effective as of the Effective Date, and subject to the terms and conditions set forth herein, the Credit Agreement (including all Annexes, Schedules, and Exhibits thereto) is hereby amended in the form attached hereto as Exhibit A.1 5. Amendments to Schedules to Credit Agreement. Schedules 5.2, 5.5, and 5.7 to the Credit Agreement are amended and restated in their entirety to read in the forms attached hereto as Schedules 5.2, 5.5, and 5.7, respectively. 6. Amendment Fee. In consideration of the agreements set forth herein, the Borrower shall pay a one-time fee to the Bank in an amount equal to $75,000.00 (the “Amendment Fee”), which shall be fully earned and non-refundable as of the Effective Date, with the first payment of $25,000.00 due on October 29, 2021, and a second payment of $50,000.00 due on February 28, 2022; provided, however, that 1 For the avoidance of doubt and as noted in Section 5 hereto, while all Annexes, Schedules, and Exhibits to the Credit Agreement are restated in Exhibit A hereto, only Annex 1 and Schedules 5.2, 5.5, and 5.7 to the Credit Agreement have been amended.

3 CHAR2\2444756v7 if the Line of Credit and all other obligations in connection therewith (other than the Amendment Fee) are paid in full and any commitments thereunder have been terminated on or before October 29, 2021, the Bank shall waive the Amendment Fee in its entirety, and if the Line of Credit and all other obligations in connection therewith (other than any portion of the Amendment Fee not yet payable) are paid in full and any commitments thereunder have been terminated after October 29, 2021, but on or before February 28, 2022, the Bank shall waive $50,000.00 of the Amendment Fee. 7. Fees and Expenses. Without in any way limiting the obligations of the Borrower under the Loan Documents, on the Effective Date and on demand therefor, the Borrower shall reimburse the Bank for all of its fees and expenses incurred in connection with this Amendment, the Credit Agreement and the other Loan Documents, including, without limitation, the fees and expenses of Moore & Van Allen PLLC (“MVA”) as legal counsel to the Bank. 8. Conditions Precedent. This Amendment shall be effective on the date (the “Effective Date”) that each of the following conditions shall have been satisfied or waived by the Bank: (a) The Bank shall have received counterparts of this Amendment duly executed by the Borrower and the Bank. (b) The Bank shall have received reimbursement from the Borrower for all of the Bank’s fees and expenses incurred in connection with this Amendment, the Credit Agreement and the other Loan Documents (including, without limitation, the fees and expenses of MVA as legal counsel to the Bank), except to the extent otherwise agreed by the Bank. (c) The Bank shall have received a certificate of an authorized officer of Borrower dated as of the date hereof (i) certifying that the Borrower has not modified its bylaws, operating agreement, partnership agreement or like document since the date that such documents were last delivered to the Bank or, if such documents have not previously been delivered or have been so modified, attaching copies of such documents, and (ii) attaching such certificates of resolutions or other action, incumbency certificates and/or other certificates of responsible officers of the Borrower as the Bank may require evidencing the identity, authority and capacity of each such responsible officer thereof authorized to act as a signatory in connection with this Amendment. (d) The Bank shall have received a completed perfection certificate in form acceptable to the Bank identifying all assets of the Borrower any matters that would reasonably be expected to impact the perfection or priority of the Bank’s Liens. (e) The Bank shall have received a duly executed Modification to Promissory Note in form acceptable to the Bank. (f) The Bank shall have received updated acknowledgment letters in favor of the Bank which are effective through the Amended Expiration Date for any “bill and hold” receivables for which the previous acknowledgement letter delivered to the Bank expires prior to the Amended Expiration Date. 9. Representations of the Borrower. The Borrower represents and warrants to the Bank on the Effective Date as follows: (a) The Borrower has all requisite power and authority to execute, deliver this Amendment and perform its obligations under this Amendment and the other Loan Documents to which it is a party. The execution and delivery of this Amendment and the performance of this

4 CHAR2\2444756v7 Amendment and the other Loan Documents by the Borrower are within the Borrower’s corporate or other organizational powers, have been duly authorized by all necessary corporate or other organizational action and do not: (i) contravene the terms of any of the Borrower’s organization documents; (ii) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (A) any material contractual obligation to which the Borrower is a party or affecting the Borrower or the properties of the Borrower or (B) any material order, injunction, writ or decree of any governmental authority or any arbitral award to which the Borrower or its property is subject; or (iii) violate in any material respect any applicable law. (b) This Amendment has been duly executed and delivered by the Borrower and this Amendment constitutes, a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, except as such enforceability may be limited by bankruptcy insolvency, reorganization, receivership, moratorium or other similar laws affecting creditors’ rights generally, by general equitable principles or by principles of good faith and fair dealing. (c) No approval, consent, exemption, authorization, license or other action by, or notice to, or filing with, any governmental authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, the Borrower of this Amendment other than those that have already been obtained or are in full force and effect. (d) After giving effect to this Amendment, (i) the representations and warranties the Borrower set forth in Article II of the Credit Agreement and in each other Loan Document are true, accurate and complete in all material respects (and in all respects if any such representation and warranty is already qualified by materiality) on and as of the Effective Date to the same extent as though made on and as of such date except to the extent such representations and warranties specifically relate to an earlier date, in which case they are true, accurate and complete in all material respects (and in all respects if any such representation and warranty is already qualified by materiality) as of such earlier date, and (ii) no Event of Default exists on and as of the Effective Date. (e) There are no pending, or to the best of Borrower’s knowledge threatened, actions, claims, investigations, suits or proceedings by or before any governmental authority, arbitrator, court or administrative agency other than those disclosed on Schedule 9 hereto. With respect to the asbestos-related litigation listed on Schedule 9, all of the maximum potential exposure is covered by insurance maintained by the Borrower. None of the matters on Schedule 9, if adversely decided or resolved, would have a material adverse effect on the financial condition or operation of Borrower. If any representation and warranty set forth in this Section is incorrect in any material respect on and as of the Effective Date, then such incorrect representation and warranty shall constitute an immediate Event of Default without regard to any otherwise applicable notice, cure or grace period. 10. Release. The Borrower hereby releases and forever discharges the Bank and the Bank’s predecessors, successors, assigns and attorneys (each a “Released Party” and collectively, the “Released Parties”) from any and all claims, counterclaims, demands, damages, debts, suits, liabilities, actions and causes of action of any nature whatsoever, in each case to the extent arising in connection with any of the Loan Documents on or prior to the Effective Date, whether arising at law or in equity, whether known or unknown, whether liability be direct or indirect, liquidated or unliquidated, whether absolute or contingent,

5 CHAR2\2444756v7 foreseen or unforeseen, and whether or not heretofore asserted, which the Borrower may have or claim to have against any Released Party. 11. No Action, Claims. The Borrower represents, warrants, acknowledges and confirms that, as of the date hereof, it has no knowledge of any action, cause of action, claim, demand, damage or liability of whatever kind or nature, in law or in equity, against any Released Party arising from any action by such Persons, or failure of such Persons to act, under or in connection with any of the Loan Documents in each case, on or prior to the Effective Date. 12. Incorporation of Agreement. Except as specifically modified herein, the terms of the Loan Documents shall remain in full force and effect. The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of the Bank under the Loan Documents or constitute a waiver or amendment of any provision of the Loan Documents, except as expressly set forth herein. This Amendment shall constitute a Loan Document. 13. No Third-Party Beneficiaries. This Amendment and the rights and benefits hereof shall inure to the benefit of each of the parties hereto and their respective successors and assigns, and the obligations hereof shall be binding upon the Borrower. No other Person (other than any Released Party with respect to the provisions of Sections 10 and 11, which Persons are intended to be third party beneficiaries of this Amendment) shall have or be entitled to assert rights or benefits under this Amendment. 14. Integration; Effectiveness. This Amendment and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. In the event of any conflict between the provisions of this Amendment and those of any other Loan Document, the provisions of this Amendment shall control. 15. Counterparts. This Amendment may be executed in multiple counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same agreement, and the signature pages from any counterpart may be appended to any other counterpart to assemble fully-executed counterparts. Counterparts of this Amendment may be exchanged via electronic means, and a facsimile of any party’s signature shall be deemed to be an original signature for all purposes. This Amendment shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. 16. Governing Law / Arbitration; Waiver of Jury Trial. The Governing Law provision contained in Sections 7.10 of the Credit Agreement and the Arbitration; Waiver of Jury Trial provisions in Section 7.11 of the Credit Agreement are hereby incorporated by reference mutatis mutandis. 17. Miscellaneous. (a) Section headings in this Amendment are included herein for convenience of reference only and shall not affect the interpretation of this Amendment. (b) If any provision of this Amendment is held to be illegal, invalid or unenforceable, (i) the legality, validity and enforceability of the remaining provisions of this Amendment shall not be affected or impaired thereby, and (ii) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provision. [Remainder of page intentionally left blank; signature pages follow.]

CHAR2\2444756v7 Schedule 5.2 Existing Indebtedness Name of Agreement Counterparty to Agreement Current Outstanding Amount of Indebtedness Corporate Guarantee on India Revolver HSBC $3,013,927 (as of June 30)

CHAR2\2444756v7 Schedule 5.5 Existing Loans, Advances and Investments Loan/ Advance Loans and Advances Amount USD 1. Kewaunee Labway India Pvt. Ltd. $47,000.00 Accrued Interest not yet paid $24,789.71 Total $71,789.71 Investment Direct Capital Investment Amount USD 1. Kewaunee Scientific Corporation Singapore Pte. Ltd. $419,207.00 2. Kewaunee Labway India Pvt. Ltd. $406,000.00 Total $825,207.00

Schedule 5.7

Existing Liens

Debtor	Secured Party	Jurisdiction	File Date	File Number	Amendments and Continuations
Kewaunee Scientific Corporation	Key Equipment Finance Inc.	Delaware SoS	11/21/2005	20053605723	10/06/2010: Continuation (20103474669) 08/25/2015: Continuation (20153725719)
Kewaunee Scientific Corporation	Key Equipment Finance Inc.	Delaware SoS	11/08/2010	20103904624	08/25/2015: Continuation (20153726485)
Kewaunee Scientific Corporation	Bluelinx Corporation	Delaware SoS	09/13/2011	20113512590	07/27/2016: Continuation (20164544373)
Kewaunee Scientific Corporation	Fifth Third Bank	Delaware SoS	09/29/2011	20113733915	04/04/2016: Continuation (20161982014)
Kewaunee Scientific Corporation	Fifth Third Bank	Delaware SoS	10/28/2011	20114177880	05/03/2016: Continuation (20162623385)
Kewaunee Scientific Corporation	Key Equipment Finance Inc.	Delaware SoS	07/18/2012	20122754820	04/12/2017: Continuation (20172395769)
Kewaunee Scientific Corporation	Fifth Third Bank	Delaware SoS	12/05/2012	20124699262	06/06/2017: Continuation (20173705586)
Kewaunee Scientific Corporation	Fifth Third Bank	Delaware SoS	12/05/2012	20124699320	06/06/2017: Continuation (20173705255)
Kewaunee Scientific Corporation	Fifth Third Bank	Delaware SoS	05/01/2013	20131663021	03/21/2018: Continuation (20181935481)
Kewaunee Scientific Corporation	Wells Fargo Bank, National Association	Delaware SoS	05/06/2013	20131721761	11/08/2017: Continuation (20177409743) 09/27/2019: Amendment (20196739937)
Kewaunee Scientific Corporation	Fifth Third Bank	Delaware SoS	07/11/2013	20132662048	06/06/2018: Continuation (20183845472)
Kewaunee Scientific Corporation	Wells Fargo Equipment Finance, Inc.	North Carolina SoS	10/02/2013	20130094461	06/26/2018: Continuation (20180065794C)
Kewaunee Scientific Corporation	Trumpf Inc.	Delaware SoS	01/18/2019	20190429675	
Kewaunee Scientific Corporation	Wells Fargo Bank, National Association	Delaware SoS	06/19/2019	20194234477	09/27/2019: Amendment (20196740331)
Kewaunee Scientific Corporation	Key Equipment Finance, a Division of Keybank NA	Delaware SoS	09/27/2019	20196733229	
Kewaunee Scientific Corporation	Corporation Service Company, As Representative	Delaware SoS	09/10/2020	20206248365	09/30/2020: Assignment (20206745485) 02/01/2021: Assignment (202110828021) 02/02/2021: Assignment (20210880527) 02/4/2021: Assignment (2021109762018) 02/05/2021: Assignment (20210986118) 02/09/2021: Assignment (20211083758)
Kewaunee Scientific Corporation	Corporation Service Company, As Representative	Iredell County Register of Deeds, NC	09/30/2020	2738/2387	02/15/2021: Assignment (2782/1022)
Kewaunee Scientific Corporation	Corporation Service Company, As Representative	Iredell County Register of Deeds, NC	02/04/2021	2779/1354	02/17/2021: Assignment (2783/1395)
Kewaunee Scientific Corporation	Corporation Service Company, As Representative	Iredell County Register of Deeds, NC	02/15/2021	2782/1018	02/17/2021: Assignment (2783/1401)
Kewaunee Scientific Corporation	Cisco Systems Capital	Delaware SoS	05/12/2021	20213704120	

CHAR2\2444756v7

EXHIBIT A Amended Credit Agreement [See attached.]

-1- CHAR2\2445046v5 CREDIT AND SECURITY AGREEMENT THIS CREDIT AND SECURITY AGREEMENT (this “Agreement”) is entered into as of May 6, 2013, by and between KEWAUNEE SCIENTIFIC CORPORATION, a Delaware corporation (“Borrower”), and WELLS FARGO BANK, NATIONAL ASSOCIATION (“Bank”). All capitalized terms used but not defined herein have the meanings specified in Annex I attached hereto. RECITALS Borrower has requested that Bank extend or continue credit to Borrower as described below, and Bank has agreed to provide such credit to Borrower on the terms and conditions contained herein. NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Bank and Borrower hereby agree as follows: ARTICLE I CREDIT TERMS, GUARANTY & COLLATERAL SECTION 1.1. LINE OF CREDIT. (a) Line of Credit. (i) Subject to the terms and conditions of this Agreement, Bank hereby agrees to make advances to Borrower from time to time up to and including April 30, 2022 (the “Expiration Date”), not to exceed at any time the aggregate principal amount of Fifteen Million and 00/100 Dollars ($15,000,000.00) (“Line of Credit”), the proceeds of which shall be used (a) to refinance existing indebtedness of the Borrower to Bank of America, N.A. and (b) for working capital, the issuance of letters of credit, short term financing of capital equipment, and other general corporate purposes. Borrower’s obligation to repay advances under the Line of Credit shall be evidenced by a promissory note dated as of the Closing Date (“Line of Credit Note”), all terms of which are incorporated herein by this reference. (ii) In addition to the provisions of Section 1.1(c) regarding Letters of Credit, for purposes of determining the amount available under the Line of Credit, the principal amount outstanding under the Line of Credit shall be deemed to include the aggregate principal amount outstanding under all lines of credit, or other credit facilities, provided by the Bank, or any affiliate of the Bank, to any of the Borrower’s Foreign Subsidiaries (collectively, the “Foreign Subsidiary Credit Lines”). (b) Limitation on Borrowings. (i) Outstanding borrowings under the Line of Credit, to a maximum of the principal amount set forth above, shall not at any time exceed an aggregate of Four Million and 00/100 Dollars ($4,000,000.00) in respect of advances made for the purpose of financing capital equipment (the “Equipment Finance Subfacility”). (ii) Outstanding borrowings under the Line of Credit, to a maximum of the principal amount set forth in clause (a) of this Section 1.1, shall not at any time exceed an aggregate of eighty percent (80%) of Borrower’s Eligible Accounts Receivable, plus twenty-one percent (21%) of the value of Borrower’s eligible inventory (including unbilled inventory but exclusive of work in process, inventory which is obsolete, unsaleable or damaged and crating material), with value defined as the lower of cost or market value; provided, however, that unbilled inventory shall not be included in eligible inventory after

-2- CHAR2\2445046v5 January 31, 2020; provided, further, that outstanding borrowings against inventory shall not at any time exceed an aggregate of Five Million and 00/100 Dollars ($5,000,000); plus, in Bank’s sole discretion, a percentage of the value of Borrower’s properly margined unencumbered equipment, such percentage to be determined by Bank in its sole discretion, as evidenced by the equipment appraisal delivered to Bank pursuant to Section 4.12. All of the foregoing shall be determined by Bank upon receipt and review of all collateral reports required hereunder and such other documents and collateral information as Bank may from time to time require. Borrower acknowledges that said borrowing base was established by Bank with the understanding that, among other items, the aggregate of all returns, rebates, discounts, credits and allowances for the immediately preceding three (3) months at all times shall be less than five percent (5%) of Borrower’s gross sales for said period. If such dilution of Borrower’s accounts for the immediately preceding three (3) months at any time exceeds five percent (5%) of Borrower’s gross sales for said period, or if there at any time exists any other matters, events, conditions or contingencies which Bank reasonably believes may affect payment of any portion of Borrower’s accounts, Bank, in its sole discretion, may reduce the foregoing advance rate against Eligible Accounts Receivable to a percentage appropriate to reflect such additional dilution and/or establish additional reserves against Borrower’s Eligible Accounts Receivable, provided that the amount of any reserve established by Bank shall have a reasonable relationship to the matter, event, condition or contingency that is the basis for such reserve and shall not be duplicative of any other reserve established and currently maintained. (c) Letter of Credit Subfeature. As a subfeature under the Line of Credit, Bank agrees from time to time during the term thereof to issue or cause an affiliate to issue commercial or standby letters of credit for the account of Borrower (each, a “Letter of Credit” and collectively, “Letters of Credit”); provided however, that the aggregate undrawn amount of all outstanding Letters of Credit shall not at any time exceed Five Million Three Hundred and Forty-Four Thousand Two Hundred Ninety-Three and 00/100 Dollars ($5,344,293), provided that, from and after the earlier of (a) the date that is 30 days after the Sixth Amendment Effective Date and (b) the cancellation of the Terminating Letter of Credit, such undrawn amount shall not exceed the aggregate principal amount of Three Million and 00/100 Dollars ($3,000,000.00). The form and substance of each Letter of Credit shall be subject to approval by Bank, in its sole discretion and shall be subject to the additional terms of the Letter of Credit agreements, applications, and any related documents required by Bank in connection with the issuance thereof (each a “Letter of Credit Agreement”). Each Letter of Credit shall be issued for a term not to exceed the maturity date of the Line of Credit; provided, further, that no Letter of Credit shall be issued with, nor shall Bank be required to renew or (if applicable) allow automatic renewal of any Letter of Credit so that it will have, an expiration date that is subsequent to the maturity date of the Line of Credit. The undrawn amount of all Letters of Credit shall be reserved under the Line of Credit and shall not be available for borrowings thereunder. Each Letter of Credit shall be subject to the additional terms and conditions of the Letter of Credit Agreements. Each drawing paid under a Letter of Credit shall be deemed an advance under the Line of Credit and shall be repaid by Borrower in accordance with the terms and conditions of this Agreement applicable to such advances; provided however, that if advances under the Line of Credit are not available, for any reason, at the time any drawing is paid, then Borrower shall immediately pay to Bank the full amount drawn, together with interest thereon from the date such drawing is paid to the date such amount is fully repaid by Borrower, at the rate of interest applicable to advances under the Line of Credit. In such event Borrower agrees that Bank, in its sole discretion, may debit any account maintained by Borrower with Bank for the amount of any such drawing. (d) Borrowing and Repayment. Borrower may from time to time during the term of the Line of Credit borrow, partially or wholly repay its outstanding borrowings, and reborrow, subject to all of the limitations, terms and conditions contained herein or in the Line of Credit Note; provided however, that the total outstanding borrowings under the Line of Credit shall not at any time exceed the maximum principal amount available thereunder, as set forth above.

-3- CHAR2\2445046v5 (e) Cash Collateral Account. Borrower shall maintain with Bank, and Borrower hereby grants to Bank a security interest in, a non-interest bearing deposit account over which Borrower shall have no control (“Cash Collateral Account”) and into which the proceeds of all Borrower’s accounts and other rights to payment in which Bank has a security interest shall be deposited immediately upon their receipt by Borrower. Bank shall, and Borrower hereby authorizes Bank to, apply all such proceeds immediately upon their receipt by Bank as a principal reduction on the Line of Credit. SECTION 1.2. TERM LOANS. (a) Term Loans. Subject to the terms and conditions of this Agreement, Bank hereby agrees to: (i) Make a loan to Borrower in the principal amount of Three Million, Four Hundred Fifty Thousand and 22/100 Dollars ($3,450,000.22) (“Term Loan A”), the proceeds of which shall be used to refinance existing indebtedness of the Borrower to Bank of America, N.A. Borrower’s obligation to repay the Term Loan A shall be evidenced by a promissory note dated as of the Closing Date (“Term Note A”), all terms of which are incorporated herein by this reference. Bank’s commitment to grant Term Loan A shall terminate on the Closing Date. (ii) Make a loan to Borrower in the principal amount of One Million, Five Hundred Forty- Nine Thousand Nine Hundred Ninety-Nine and 78/100 Dollars ($1,549,999.78) (“Term Loan B”), the proceeds of which shall be used for working capital and general corporate purposes. Borrower’s obligation to repay the Term Loan B shall be evidenced by a promissory note dated as of the Closing Date (“Term Note B”), all terms of which are incorporated herein by this reference. Bank’s commitment to grant the Term Loan B shall terminate on the Closing Date. For purposes herein, Term Loan A and Term Loan B are collectively referred to herein as, the “Term Loans”. Term Note A and Term Note B are collectively referred to herein as, the “Term Notes”. (b) Repayment. Principal and interest on the Term Loans shall be repaid in accordance with the provisions of the Term Notes. (c) Prepayment. Borrower may prepay principal on the Term Loans solely in accordance with the provisions of the Term Notes. SECTION 1.3. INTEREST/FEES. (a) Interest. The outstanding principal balance of each credit subject hereto shall bear interest, and the amount of each drawing paid under any Letter of Credit shall bear interest, from the date such drawing is paid to the date such amount is fully repaid by Borrower, at the rate of interest set forth in each promissory note or other instrument or document executed in connection therewith. (b) Computation and Payment. Interest shall be computed on the basis of a 360-day year, actual days elapsed. Interest shall be payable at the times and place set forth in each promissory note or other instrument or document required hereby. (c) Commitment Fee. Borrower shall pay to Bank a non-refundable commitment fee for the credit provided hereunder equal to Thirty-Two Thousand Five Hundred and 00/100 Dollars ($32,500.00) which fee shall be due and payable in full on the Closing Date.

-4- CHAR2\2445046v5 (d) Letter of Credit Fees. Borrower shall pay to Bank fees upon the issuance of each Letter of Credit, upon the payment or negotiation of each drawing under any Letter of Credit and upon the occurrence of any other activity with respect to any Letter of Credit (including without limitation, the transfer, amendment or cancellation of any Letter of Credit) determined in accordance with Bank’s standard fees and charges then in effect for such activity. (e) Unused Fee. Accruing from the Fourth Amendment Effective Date and continuing on the last business day of each quarter thereafter until the Expiration Date, the Borrower shall pay a non- refundable unused fee to the Bank, in arrears, at the rate of one tenth of one percent (0.10%) per annum on the average daily balance of the Line of Credit which is undisbursed and uncancelled during the preceding quarter; provided, that for purposes of the foregoing the face amount of all outstanding Letters of Credit shall be treated as amounts outstanding under the Line of Credit. The unused fee shall be computed on the basis of a year of 360 days and paid on the actual number of days elapsed. SECTION 1.4. COLLECTION OF PAYMENTS. Borrower authorizes Bank to collect all principal, interest and fees due under each credit subject hereto by charging Borrower’s deposit account number 4000144592 with Bank, or any other deposit account maintained by Borrower with Bank, for the full amount thereof. Should there be insufficient funds in any such deposit account to pay all such sums when due, the full amount of such deficiency shall be immediately due and payable by Borrower. SECTION 1.5. GUARANTY AND COLLATERAL. (a) Guaranty. The Borrower unconditionally and irrevocably guarantees to the Bank the punctual payment of all sums now owing or which may in the future be owing by any Foreign Subsidiary under the Foreign Subsidiary Credit Lines, when the same are due and payable, whether on demand, at stated maturity, by acceleration or otherwise, and whether for principal, interest, fees, expenses, indemnification or otherwise (all of the foregoing sums being the “Guaranteed Liabilities”). The Guaranteed Liabilities include, without limitation, interest accruing after the commencement of a proceeding under bankruptcy, insolvency or similar laws of any jurisdiction at the rate or rates provided in the documents executed in connection with the Foreign Subsidiary Credit Lines (the “Foreign Credit Documents”). This is a guaranty of payment and not of collection. The Bank shall not be required to exhaust any right or remedy or take any action against any Foreign Subsidiary or any other Person or any collateral. The Borrower agrees that, as between the Borrower and the Bank, the Guaranteed Liabilities may be declared to be due and payable for the purposes of this guaranty notwithstanding any stay, injunction or other prohibition which may prevent, delay or vitiate any declaration as regards any Foreign Subsidiary and that in the event of a declaration or attempted declaration, the Guaranteed Liabilities shall immediately become due and payable by the Borrower for the purposes of this guaranty. (i) The Borrower guarantees that the Guaranteed Liabilities shall be paid strictly in accordance with the terms of the Foreign Subsidiary Credit Lines. The liability of the Borrower under this Section 1.5 is absolute and unconditional irrespective of: (a) any change in the time, manner or place of payment of, or in any other term of, all or any of the Foreign Credit Documents or Guaranteed Liabilities, or any other amendment or waiver of or any consent to departure from any of the terms of any Foreign Credit Document or Guaranteed Liability, including any increase or decrease in the rate of interest thereon; (b) any release or amendment or waiver of, or consent to departure from, any other guaranty or support document, or any exchange, release or non-perfection of any collateral, for all or any of the Foreign Credit Documents or Guaranteed Liabilities; (c) any present or future law, regulation or order of any jurisdiction (whether of right or in fact) or of any agency thereof purporting to reduce, amend, restructure or otherwise affect any term of any Foreign Credit Document or Guaranteed Liability; (d) without being limited by the foregoing, any lack of validity or enforceability of any Foreign Credit Documents or Guaranteed Liabilities; and (e) any other setoff, defense or counterclaim whatsoever (in any case, whether based on contract, tort or any

-5- CHAR2\2445046v5 other theory) with respect to the Foreign Credit Documents or the transactions contemplated thereby which might constitute a legal or equitable defense available to, or discharge of, any Foreign Subsidiary or a guarantor. (ii) The guaranty under this Section 1.5 is a continuing guaranty of the payment of all Guaranteed Liabilities now or hereafter existing under the Foreign Subsidiary Credit Lines and shall remain in full force and effect until payment in full of all Guaranteed Liabilities and until the Foreign Subsidiary Credit Lines are no longer in effect. (iii) The guaranty under this Section 1.5 shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Liabilities is rescinded or must otherwise be returned by the Bank on the insolvency, bankruptcy or reorganization of the Borrower or otherwise, all as though the payment had not been made. (iv) All payments by the Borrower shall be made in the manner, at the place and in the currency (the “Payment Currency”) required by the Foreign Credit Documents; provided, however, that (if the Payment Currency is other than U.S. dollars) the Borrower may, at its option (or, if for any reason whatsoever the Borrower is unable to effect payments in the foregoing manner, the Borrower shall be obligated to) pay to the Bank at its principal office the equivalent amount in U.S. dollars computed at the selling rate of the Bank or a selling rate chosen by the Bank, most recently in effect on or prior to the date the Guaranteed Liability becomes due, for cable transfers of the Payment Currency to the place where the Guaranteed Liability is payable. In any case in which the Borrower makes or is obligated to make payment in U.S. Dollars, the Borrower shall hold the Bank harmless from any loss incurred by the Bank arising from any change in the value of U.S. Dollars in relation to the Payment Currency between the date the Guaranteed Liability becomes due and the date the Bank is actually able, following the conversion of the U.S. Dollars paid by the Borrower into the Payment Currency and remittance of such Payment Currency to the place where such Guaranteed Liability is payable, to apply such Payment Currency to such Guaranteed Liability. (v) The Borrower further agrees that all payments to be made under this Section 1.5 shall be made without setoff or counterclaim and free and clear of, and without deduction for, any taxes, levies, imposts, duties, charges, fees, deductions, withholdings or restrictions or conditions of any nature whatsoever now or hereafter imposed, levied, collected, withheld or assessed by any country or by any political subdivision or taxing authority thereof or therein (collectively, “Taxes”). If any Taxes are required to be withheld from any amounts payable to the Bank hereunder, the amounts so payable to the Bank shall be increased to the extent necessary to yield to the Bank (after payment of all Taxes) the amounts payable hereunder in the full amounts so to be paid. Whenever any Tax is paid by the Borrower, as promptly as possible thereafter, the Borrower shall send the Bank an official receipt showing payment thereof, together with such additional documentary evidence as may be required from time to time by the Bank. (b) Pledge of Pledged Interests as Security for Line of Credit. The Borrower hereby grants to the Bank, as collateral security for the payment, performance and satisfaction of all of the Borrower’s obligations to the Bank hereunder with respect to the Line of Credit (including, without limitation, all Letters of Credit and the Borrower’s obligations set forth in Section 1.5) and all of the Borrower’s obligations to the Bank under any Swap Contract related to the Line of Credit, a first priority security interest in all of the Collateral (as such term is defined in the Security Agreement) secured by the Security Agreement and all of the following items of property now owned or hereafter owned by the Borrower (collectively, together with the Equipment (defined below), the “Collateral”): (i) all Equity Interests in all of its Direct Foreign Subsidiaries (limited, in each case to Equity Interests that, when taken with all other Equity Interests pledged hereunder, constitute no more

-6- CHAR2\2445046v5 than (i) 65% of the Voting Equity Interests of each Direct Foreign Subsidiary and (ii) 100% of the other Equity Interests of the Borrower in each Direct Foreign Subsidiary), in each case, whether now existing or hereafter created or acquired (collectively, the “Pledged Interests”), including without limitation the Pledged Interests more particularly described on Schedule 1.5(b), as it may be updated from time to time (such Direct Foreign Subsidiaries, are referred to collectively as the “Pledged Subsidiaries”); (ii) all money, securities, security entitlements and other investment property, dividends, rights, general intangibles and other property at any time and from time to time (i) declared or distributed in respect of or in exchange for or on conversion of any Pledged Interest, or (ii) by its or their terms exchangeable or exercisable for or convertible into any Pledged Interest; (iii) all other personal property of whatever character or description, including money, securities, security entitlements and other investment property, and general intangibles hereafter delivered to the Bank in substitution for or as an addition to any of the foregoing, but excluding any Equity Interests in any of its Direct Foreign Subsidiaries in addition to those Equity Interests in which a security interest is granted pursuant to Section 1.5(b)(i); (iv) all securities accounts to which may at any time be credited any or all of the foregoing or any proceeds thereof and all certificates and instruments representing or evidencing any of the foregoing or any proceeds thereof; and (v) all proceeds of any of the foregoing. (c) Term Loan Collateral. The Borrower hereby additionally grants to the Bank, as collateral security for the payment, performance and satisfaction of all of the Borrower’s obligations to the Bank hereunder with respect to the Term Loans and all Swap Contracts related to the Term Loans, a first priority security interest in all Equipment now owned or hereafter owned by the Borrower, wherever located. “Equipment” as used herein means all goods (excluding inventory, farm products or consumer goods), all machinery, machine tools, equipment, office equipment, furniture, furnishings, motors, motor vehicles, tools, dies, parts, jigs, and all attachments, accessories, accessions, replacements, substitutions, additions and improvements thereto, all supplies used or useful in connection therewith, and all other “Equipment” as same is now or hereafter defined in Article 9 of the Uniform Commercial Code in effect in the State of North Carolina, together with all rents, issues, profits, products and proceeds of any of the foregoing. (d) Preservation and Protection of Collateral. (i) The Bank shall be under no duty or liability with respect to the collection, protection or preservation of the Collateral or otherwise, beyond the use of reasonable care in the custody and preservation thereof while in its possession. (ii) The Borrower agrees to pay when due all Taxes, charges, Liens and assessments against the Collateral, unless being contested in good faith by appropriate proceedings diligently conducted and against which adequate reserves have been established in accordance with GAAP, consistently applied and evidenced to the satisfaction of Bank and provided that all enforcement proceedings in the nature of levy or foreclosure are effectively stayed. Upon the Borrower’s failure to (i) so pay or contest such Taxes, charges, Liens or assessments or (ii) pay any amount pursuant to Section 1.5(i), the Bank at its option may pay or contest any of them (the Bank having the sole right to determine the legality or validity and the amount necessary to discharge such Taxes, charges, Liens or assessments) but shall not have any obligation to make any such payment or contest. All sums so disbursed by the Bank, including attorneys’ fees, court costs, expenses and other charges related thereto,

-7- CHAR2\2445046v5 shall be payable on demand by the Borrower to the Bank and shall be additional obligations secured by the Collateral, as the case may be, and any amounts not so paid on demand (in addition to other rights and remedies resulting from such nonpayment) shall bear interest from the date of demand until paid in full at the default rate set forth in promissory notes evidencing the Line of Credit and the Term Loans. (iii) The Borrower hereby irrevocably authorizes Bank to file (with, or to the extent permitted by applicable law, without the signature of the Borrower appearing thereon) financing statements (including amendments thereto and continuations and copies thereof) showing the Borrower as “debtor” at such time or times and in all filing offices as the Bank may from time to time determine to be necessary or advisable to perfect or protect its Lien and security interest in the Collateral. Any such financing statement covering the Collateral shall describe the Collateral as described in Sections 1.5(b) and 1.5(c) above. (e) Default. If any Event of Default occurs, the Bank is given full power and authority, then or at any time thereafter, to sell, assign, deliver or collect the whole or any part of the Collateral, or any substitute therefor or any addition thereto, in one or more sales, with or without any previous demands or demand of performance or, to the extent permitted by law, notice or advertisement, in such order as the Bank may elect; and any such sale may be made either at public or private sale at the Bank’s place of business or elsewhere, either for cash or upon credit or for future delivery, at such price or prices as the Bank may reasonably deem fair; and the Bank may be the purchaser of any or all Collateral so sold and hold the same thereafter in its own right free from any claim of the Borrower or right of redemption. Demands of performance, advertisements and presence of property and sale and notice of sale are hereby waived to the extent permissible by law. Any sale hereunder may be conducted by an auctioneer or any officer or agent of the Bank. The Borrower recognizes that the Bank may be unable to effect a public sale of the Collateral described in Section 1.5(b) by reason of certain prohibitions contained in the Securities Act of 1933, as amended (the “Securities Act”), and applicable state law, and may be otherwise delayed or adversely affected in effecting any sale by reason of present or future restrictions thereon imposed by governmental authorities, and that as a consequence of such prohibitions and restrictions the Bank may be compelled (i) to resort to one or more private sales to a restricted group of purchasers who will be obliged to agree, among other things, to acquire such Collateral for their own account, for investment and not with a view to the distribution or resale thereof, or (ii) to seek regulatory approval of any proposed sale or sales, or (iii) to limit the amount of such Collateral sold to any Person or group. The Borrower agrees and acknowledges that private sales so made may be at prices and upon terms less favorable to the Borrower than if such Collateral was sold either at public sales or at private sales not subject to other regulatory restrictions, and that the Bank has no obligation to delay the sale of any of such Collateral for the period of time necessary to permit the Pledged Subsidiary to register or otherwise qualify such Collateral, even if such Pledged Subsidiary would agree to register or otherwise qualify such Collateral for public sale under the Securities Act or applicable state law. The Borrower further agrees, to the extent permitted by applicable law, that the use of private sales made under the foregoing circumstances to dispose of such Collateral shall be deemed to be dispositions in a commercially reasonable manner. The Borrower hereby acknowledges that a ready market may not exist for the Pledged Interests if they are not traded on a national securities exchange or quoted on an automated quotation system and agrees and acknowledges that in such event the Pledged Interests may be sold for an amount less than a pro rata share of the fair market value of the Pledged Subsidiary’s assets minus its liabilities. In addition to the foregoing, the Bank may exercise such other rights and remedies as may be available under the Loan Documents, at law (including without limitation the UCC) or in equity. (f) Proceeds of Sale. The net cash proceeds resulting from the collection, liquidation, sale, or other disposition of the Collateral (other than the Equipment) shall be applied first to the expenses (including attorney’s fees) of retaking, holding, storing, processing and preparing for sale, selling, collecting, liquidating and the like, and then to the satisfaction of all obligations hereunder with respect to

-8- CHAR2\2445046v5 the Line of Credit (including, without limitation, all Letters of Credit and the Borrower’s obligations set forth in Section 1.5) and under any Swap Contract related to the Line of Credit. The net cash proceeds resulting from the collection, liquidation, sale, or other disposition of the Equipment shall be applied first to the expenses (including attorney’s fees) of retaking, holding, storing, processing and preparing for sale, selling, collecting, liquidating and the like, and then to the satisfaction of all obligations hereunder with respect to the Term Loans and under any Swap Contract related to the Term Loans. To the extent required by the UCC, any surplus of net cash or net cash proceeds held by the Bank and remaining after payment in full of all of the Borrower’s obligations hereunder shall be paid over to the Borrower or to whomsoever may be lawfully entitled to receive such surplus. The Borrower shall be liable to the Bank for, and shall pay to the Bank on demand, any deficiency or deficiencies which may remain after such sale, disposition, collection or liquidation of the Collateral. (g) Presentments, Demands and Notices. The Bank shall not be under any duty or obligation whatsoever to make or give any presentments, demands for performances, notices of nonperformance, protests, notice of protest or notice of dishonor in connection with any obligations or evidences of indebtedness held thereby as collateral, or in connection with any obligations or evidences of indebtedness which constitute in whole or in part the obligations secured hereby. (h) Voting Rights. (i) So long as no Event of Default has occurred, the registration of the Collateral described in Section 1.5(b) in the name of the Borrower as record and beneficial owner shall not be changed and the Borrower shall be entitled to exercise all voting and other rights and powers pertaining to such Collateral for all purposes not inconsistent with the terms hereof. (ii) If any Event of Default occurs, at the option of the Bank, all rights and powers of the Borrower described in clause (a) above shall cease and the Bank may thereupon (but shall not be obligated to), at its request, cause such Collateral to be registered in the name of the Bank or its nominee and/or exercise such rights and powers as appertain to ownership of such Collateral, and to that end the Borrower hereby appoints the Bank as its proxy, with full power of substitution, to vote and exercise all other rights as a shareholder with respect to such Pledged Interests, which proxy is coupled with an interest and is irrevocable, and the Borrower hereby agrees to provide such further proxies as the Bank may request; provided, that the Bank in its discretion may from time to time refrain from exercising, and shall not be obligated to exercise, any such rights or powers or such proxy. (i) Attorney-in-Fact. The Borrower hereby appoints the Bank as the Borrower’s attorney-in- fact for the purposes of carrying out the provisions of this Section 1.5 and taking any action and executing any instrument which the Bank may deem necessary or advisable to accomplish the purposes hereof, which appointment is irrevocable and coupled with an interest; provided, that the Bank shall have and may exercise rights under this power of attorney only if any Event of Default occurs. Without limiting the generality of the foregoing, if any Event of Default occurs, the Bank shall have the right and power to receive, endorse and collect all checks and other orders for the payment of money made payable to the Borrower representing any dividend, interest payment, principal payment or other distribution payable or distributable in respect to the Collateral or any part thereof and to give full discharge for the same. (j) Reinstatement. This Section 1.5 shall continue to be effective or be reinstated, as the case may be, if at any time any payment received by the Bank in respect of any obligation secured hereby is rescinded or must otherwise be returned by the Bank or is repaid by the Bank in whole or in part in good faith settlement of a pending or threatened avoidance claim. The provisions of this Section 1.5(i) shall survive the repayment in full of all of the obligations hereunder and the termination of the Line of Credit.

-9- CHAR2\2445046v5 (k) Further Assurances. At the request of the Bank, the Borrower will from time to time (i) execute and deliver, at its expense, all share certificates, documents, instruments, agreements, financing statements (and amendments thereto and continuations thereof), assignments, control agreements, or other writings to carry out the terms of this Section 1.5 or to protect or enforce the Bank’s Liens and security interests in the Collateral, and (ii) do, at its expense, all things determined by the Bank to be necessary or advisable to perfect and keep in full force and effect the Bank’s Liens and security interests in the Collateral, including the prompt payment of all out-of-pocket fees and expenses incurred in connection with any filings made to perfect or continue the Bank’s Liens and security interests in the Collateral. (l) Miscellaneous. (i) The Borrower agrees to register the interest of the Bank in the Collateral described in Section 1.5(b) on its own books and records and the registration books of each of the Pledged Subsidiaries. (ii) Any forbearance, failure or delay by the Bank in exercising any right, power or remedy hereunder shall not be deemed to be a waiver of such right, power or remedy. (iii) Subject to the provisions of Section 1.5(k), upon satisfaction in full of all the Borrower’s obligations hereunder and the termination of the Line of Credit, the Bank shall, at the Borrower’s sole expense, promptly deliver to the Borrower the certificates evidencing its shares of Pledged Interests (and any other property received as a dividend or distribution or otherwise in respect of such Pledged Interests to the extent then held by the Bank as additional Collateral hereunder), together with any cash then constituting the Collateral not then sold or otherwise disposed of in accordance with the provisions hereof, and take such further actions at the request of the Borrower as may be necessary to effect the same. ARTICLE II REPRESENTATIONS AND WARRANTIES Borrower makes the following representations and warranties to Bank, which representations and warranties shall survive the execution of this Agreement and shall continue in full force and effect until the full and final payment, and satisfaction and discharge, of all obligations of Borrower to Bank subject to this Agreement. SECTION 2.1. LEGAL STATUS. Borrower is (a) a corporation, duly organized and existing and in good standing under the laws of Delaware, and is qualified or licensed to do business (and is in good standing as a foreign corporation, if applicable) in all jurisdictions in which such qualification or licensing is required or in which the failure to so qualify or to be so licensed could have a material adverse effect on Borrower; and (b) not the target of any trade or economic sanctions promulgated by the United Nations or the governments of the United States, the United Kingdom, the European Union, or any other jurisdiction in which the Borrower is located or operates (collectively, “Sanctions”). SECTION 2.2. AUTHORIZATION AND VALIDITY. This Agreement and each promissory note, contract, instrument and other document required hereby or at any time hereafter delivered to Bank in connection herewith (collectively, the “Loan Documents”) have been duly authorized, and upon their execution and delivery in accordance with the provisions hereof will constitute legal, valid and binding agreements and obligations of Borrower or the party which executes the same, enforceable in accordance with their respective terms.

-10- CHAR2\2445046v5 SECTION 2.3. NO VIOLATION. The execution, delivery and performance by Borrower of each of the Loan Documents do not violate any provision of any law or regulation, or contravene any provision of the Articles of Incorporation or By-Laws of Borrower, or result in any breach of or default under any contract, obligation, indenture or other instrument to which Borrower is a party or by which Borrower may be bound. SECTION 2.4. LITIGATION. There are no pending, or to the best of Borrower’s knowledge threatened, actions, claims, investigations, suits or proceedings by or before any governmental authority, arbitrator, court or administrative agency which could have a material adverse effect on the financial condition or operation of Borrower other than those disclosed by Borrower to Bank in writing prior to the date hereof. SECTION 2.5. CORRECTNESS OF FINANCIAL STATEMENT. The annual financial statement of Borrower dated April 30, 2012, and all interim financial statements delivered to Bank since said date, true copies of which have been delivered by Borrower to Bank prior to the date hereof, (a) are complete and correct and present fairly the financial condition of Borrower, (b) disclose all liabilities of Borrower that are required to be reflected or reserved against under GAAP, whether liquidated or unliquidated, fixed or contingent, and (c) have been prepared in accordance with GAAP consistently applied. Since the dates of such financial statements there has been no material adverse change in the financial condition of Borrower, nor has Borrower mortgaged, pledged, granted a security interest in or otherwise encumbered any of its assets or properties except in favor of Bank or as otherwise permitted by Bank in writing. SECTION 2.6. INCOME TAX RETURNS. Borrower has no knowledge of any pending assessments or adjustments of its income tax payable with respect to any year. SECTION 2.7. NO SUBORDINATION. There is no agreement, indenture, contract or instrument to which Borrower is a party or by which Borrower may be bound that requires the subordination in right of payment of any of Borrower’s obligations subject to this Agreement to any other obligation of Borrower. SECTION 2.8. PERMITS, FRANCHISES. Borrower possesses, and will hereafter possess, all permits, consents, approvals, franchises and licenses required and rights to all trademarks, trade names, patents, and fictitious names, if any, necessary to enable it to conduct the business in which it is now engaged in compliance with applicable law. SECTION 2.9. ERISA. Borrower is in compliance in all material respects with all applicable provisions of the Employee Retirement Income Security Act of 1974, as amended or recodified from time to time (“ERISA”); Borrower has not violated any provision of any defined employee pension benefit plan (as defined in ERISA) maintained or contributed to by Borrower (each, a “Plan”); no Reportable Event as defined in ERISA has occurred and is continuing with respect to any Plan initiated by Borrower; Borrower has met its minimum funding requirements under ERISA with respect to each Plan; and each Plan will be able to fulfill its benefit obligations as they come due in accordance with the Plan documents and under GAAP. SECTION 2.10. OTHER OBLIGATIONS. Borrower is not in default on any obligation for borrowed money, any purchase money obligation or any other material lease, commitment, contract, instrument or obligation. SECTION 2.11. ENVIRONMENTAL MATTERS. Except as disclosed by Borrower to Bank in writing prior to the date hereof, Borrower is in compliance in all material respects with all applicable

-11- CHAR2\2445046v5 federal or state environmental, hazardous waste, health and safety statutes, and any rules or regulations adopted pursuant thereto, which govern or affect any of Borrower’s operations and/or properties, including without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act of 1986, the Federal Resource Conservation and Recovery Act of 1976, and the Federal Toxic Substances Control Act, as any of the same may be amended, modified or supplemented from time to time. None of the operations of Borrower is the subject of any federal or state investigation evaluating whether any remedial action involving a material expenditure is needed to respond to a release of any toxic or hazardous waste or substance into the environment. Borrower has no material Environmental Liability in connection with any release of any toxic or hazardous waste or substance into the environment. For purposes herein, “Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of Borrower directly or indirectly resulting from or based upon (a) violation of any environmental law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any hazardous materials, (c) exposure to any hazardous materials, (d) the release or threatened release of any hazardous materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing. SECTION 2.12. COLLATERAL. (a) All of the Pledged Interests are validly issued and outstanding, fully paid and non-assessable and constitute 65% of the issued and outstanding Voting Equity Interests (or if the Borrower owns less than 65% of such Voting Equity Interests, then 100% of the Voting Equity Interests owned by the Borrower) and 100% of the other issued and outstanding Equity Interests of each Pledged Subsidiary, and are accurately described on Schedule 1.5(b). (b) All Collateral is owned by the Borrower free of any liens, charges, equities, options, hypothecations, encumbrances and restrictions on pledge or transfer, including transfer of voting rights, other than Liens permitted by Section 5.7. Without limiting the foregoing, the Pledged Interests are not and will not be subject to any voting trust, shareholders agreement, right of first refusal, voting proxy, power of attorney or other similar arrangement. ARTICLE III CONDITIONS SECTION 3.1. CONDITIONS OF INITIAL EXTENSION OF CREDIT. The obligation of Bank to extend any credit contemplated by this Agreement is subject to the fulfillment to Bank’s satisfaction of all of the following conditions: (a) Approval of Bank Counsel. All legal matters incidental to the extension of credit by Bank shall be satisfactory to Bank’s counsel. (b) Documentation. Bank shall have received, in form and substance satisfactory to Bank, each of the following, duly executed: (i) This Agreement and each promissory note or other instrument or document required hereby; (ii) Revolving Line of Credit Note; (iii) Term Note A; and (iv) Term Note B.

-12- CHAR2\2445046v5 (c) Financial Condition. There shall have been no material adverse change, as determined by Bank, in the financial condition or business of Borrower, nor any material decline, as determined by Bank, in the market value of any collateral required hereunder or a substantial or material portion of the assets of Borrower. (d) Insurance. Borrower shall have delivered to Bank evidence of insurance coverage on all Borrower’s property, in form, substance, amounts, covering risks and issued by companies satisfactory to Bank, and where required by Bank, with loss payable endorsements in favor of Bank. (e) Lien Searches. Bank shall have received lien searches (including Uniform Commercial Code, judgments, bankruptcy and taxes) with respect to the Borrower and each of its fictitious trade names (at the state and county level) from the jurisdiction of its organization and each other jurisdiction in which it maintains an office, (i) showing no existing Liens on the property of the Borrower except as permitted hereunder or (ii) accompanied by necessary termination statements, release statements and any other types of release in connection with any impermissible Liens disclosed by such searches that have been filed or for which satisfactory arrangements have been made for such filing on the Closing Date. (f) Payoff Letter; Termination of Liens. For each lender whose outstanding debt is to be satisfied by remittance of proceeds of any loan on the Closing Date, Bank shall have received a complete and final payoff letter or other evidence satisfactory to the Bank, that as of the Closing Date, (i) all commitments and indebtedness owed to such lender will be repaid and cancelled on or before the first disbursement under this Agreement and (ii) all Liens in favor of such lender will be terminated and cancelled promptly in connection with the repayment and cancellation of the commitments and indebtedness described in clause (i) above. (g) Organizational Documents. Bank shall have received a copy of the Borrower’s organizational documents, in form and substance satisfactory to the Bank. (h) Good Standings. Bank shall have received a certificate of existence, authorization, good standing certificate, or its equivalent of the Borrower from the Secretary of State of its jurisdiction of incorporation and the Secretary of State of each other jurisdiction in which it is qualified to do business as a foreign corporation, if any. (i) Secretary’s Certificate. Bank shall have received a certificate in form and substance satisfactory to Bank from the Borrower, dated the Closing Date and signed on behalf of the Borrower by an authorized officer of the Borrower certifying as to (i) true copies of the organizational documents of the Borrower and any amendments thereto, (ii) the resolutions of the directors and/or shareholders (as the case may be) of the Borrower authorizing the execution and delivery of this Agreement and the other Loan Documents to which it is a party and (iii) the names, true signatures and incumbency of the officers of the Borrower authorized to execute and deliver the Loan Documents to which it is a party. The Bank may conclusively rely on such certification unless and until a later certificate revising the prior certificate has been furnished to the Bank. (j) Opinion of Counsel. Bank shall have received an opinion of counsel on behalf of the Borrower, dated the Closing Date, in form and substance satisfactory to the Bank in absolute discretion. (k) Deposit Accounts. Bank shall have received evidence that the Borrower as required hereby has established its primary operating and depository accounts with the Bank. (l) Miscellaneous. Bank shall have received such other instruments, documents, certificates, assurances and opinions as may be set forth in the closing checklist delivered to the Borrower in

-13- CHAR2\2445046v5 connection with this Agreement or as the Bank shall reasonably require to evidence and secure the Loans, to comply with the provisions hereof and the requirements of regulatory authorities to which the Bank is subject, all of which, including those referred to above in this Section 3.1 shall be satisfactory in form, content and substance to the Bank. SECTION 3.2. CONDITIONS OF EACH EXTENSION OF CREDIT. The obligation of Bank to make each extension of credit requested by Borrower hereunder shall be subject to the fulfillment to Bank’s satisfaction of each of the following conditions: (a) Compliance. The representations and warranties contained herein and in each of the other Loan Documents shall be true on and as of the date of the signing of this Agreement and on the date of each extension of credit by Bank pursuant hereto, with the same effect as though such representations and warranties had been made on and as of each such date, and on each such date, no Event of Default as defined herein, and no condition, event or act which with the giving of notice or the passage of time or both would constitute such an Event of Default, shall have occurred and be continuing or shall exist. (b) Documentation. Bank shall have received all additional documents which may be required in connection with such extension of credit. ARTICLE IV AFFIRMATIVE COVENANTS Borrower covenants that so long as Bank remains committed to extend credit to Borrower pursuant hereto, or any liabilities (whether direct or contingent, liquidated or unliquidated) of Borrower to Bank under any of the Loan Documents remain outstanding, and until payment in full of all obligations of Borrower subject hereto, Borrower shall, unless Bank otherwise consents in writing: SECTION 4.1. PUNCTUAL PAYMENTS. Punctually pay all principal, interest, fees or other liabilities due under any of the Loan Documents at the times and place and in the manner specified therein, and immediately upon demand by Bank, the amount by which the outstanding principal balance of any credit subject hereto at any time exceeds any limitation on borrowings applicable thereto. SECTION 4.2. ACCOUNTING RECORDS. Maintain adequate books and records in accordance with GAAP consistently applied, and permit any representative of Bank, at any reasonable time, to inspect, audit and examine such books and records, to make copies of the same, and to inspect the properties of Borrower. If at any time any change in generally accepted accounting principles would affect the computation of any covenant (including the computation of any financial covenant) and/or pricing grid set forth in this Agreement or any other Loan Document, Borrower and Bank shall negotiate in good faith to amend such covenant and/or pricing grid to preserve the original intent in light of such change; provided, that, until so amended, (i) such covenant and/or pricing grid shall continue to be computed in accordance with the application of generally accepted accounting principles prior to such change and (ii) Borrower shall provide to Bank a written reconciliation in form and substance reasonably satisfactory to Bank, between calculations of such covenant and/or pricing grid made before and after giving effect to such change in generally accepted accounting principles. SECTION 4.3. FINANCIAL STATEMENTS. Provide to Bank all of the following, in form and detail satisfactory to Bank: (a) as soon as available, but in any event within 120 days after the end of each fiscal year of the Borrower, a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, shareholders’ equity and cash flows

-14- CHAR2\2445046v5 for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, such consolidated statements to be audited and accompanied by a report and opinion of a certified public accounting firm reasonably acceptable to the Bank, which report and opinion shall be prepared in accordance with generally accepted auditing standards and applicable securities laws and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit or with respect to the absence of any material misstatement; (b) as soon as available, but in any event within 45 days after the end of each fiscal quarter of the Borrower, a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal quarter and for the portion of the Borrower’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail, such consolidated statements to be certified by the chief executive officer, chief financial officer, treasurer or controller of the Borrower as fairly presenting the financial condition, results of operations, shareholders’ equity and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes; (c) contemporaneously with each annual and quarterly financial statement of Borrower required hereby, a compliance certificate, signed by an authorized financial officer of the Borrower (i) certifying that said financial statements are accurate and that there exists no Event of Default nor any condition, act or event which with the giving of notice or the passage of time or both would constitute an Event of Default and (ii) setting forth the information and computations (in sufficient detail) to establish that the Borrower is in compliance with all financial covenants at the end of the period covered by the financial statements then being furnished; (d) promptly after any request by the Bank, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of the Borrower by independent accountants in connection with the accounts or books of the Borrower or any of its Subsidiaries, or any audit of any of them; (e) promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Borrower, and copies of all annual, regular, periodic and special reports and registration statements which the Borrower may file or be required to file with the Securities Exchange Commission (“SEC”) under Section 13 or 15(d) of the Securities Exchange Act of 1934, or with any national securities exchange, and in any case not otherwise required to be delivered to the Bank pursuant hereto; (f) not later than 30 days after the end of each fiscal year, the company-prepared financial projections of Borrower, to include a projected balance sheet and related statements of projected operations and cash flow, as of the end of such fiscal year and for the next succeeding fiscal year and setting forth the assumptions used for purposes of preparing such budget and, promptly when available, any significant revisions of such projections; provided that the financial projections for the fiscal year ending April 30, 2022 shall be delivered no later than March 15, 2021 and shall be subject to review and approval by a financial advisor approved by Bank in its sole discretion; (g) promptly, and in any event within five (5) business days after receipt thereof by the Borrower or any Subsidiary thereof, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible

-15- CHAR2\2445046v5 investigation or other inquiry by such agency regarding financial or other operational results of the Borrower or any Subsidiary thereof; (h) on the last business day of each calendar week, a forecast of cash flows of the Borrower for the following thirteen-week period; (i) not later than 30 days after the end of each calendar month, a completed and fully executed Borrowing Base Certificate together with all supporting schedules and calculations and, upon request by Bank, copies of any executed acknowledgment letters in favor of Bank; (j) not later than the third business day of each month, an accounting of Supplemental Liquidity, as defined in Section 4.9(b) herein, including all cash and cash equivalents of the Borrower held in the United States together with all supporting schedules and calculations, as may be requested by the Bank; and (k) promptly, such additional information regarding the business, financial, legal or corporate affairs of the Borrower or any Subsidiary thereof, or compliance with the terms of the Loan Documents, as the Bank may from time to time reasonably request. SECTION 4.4. COMPLIANCE. Preserve and maintain all licenses, permits, governmental approvals, rights, privileges and franchises necessary for the conduct of its business; comply with the provisions of all documents pursuant to which Borrower is organized and/or which govern Borrower’s continued existence; and comply with the requirements of all laws, rules, regulations and orders of any jurisdiction in which the Borrower is located or doing business, or otherwise is applicable to Borrower, including, without limitation, (a) all Sanctions, (b) all laws and regulations that relate to money laundering, any predicate crime to money laundering, or any financial record keeping and reporting requirements related thereto, (c) the U.S. Foreign Corrupt Practices Act of 1977, as amended, (d) the U.K. Bribery Act of 2010, as amended, and (e) any other applicable anti-bribery or anti-corruption laws and regulations. SECTION 4.5. INSURANCE. Maintain and keep in force, for each business in which Borrower is engaged, insurance of the types and in amounts customarily carried in similar lines of business, including but not limited to fire, extended coverage, public liability, flood, property damage and workers’ compensation, with all such insurance carried with companies and in amounts satisfactory to Bank, and deliver to Bank from time to time at Bank’s request schedules setting forth all insurance then in effect. SECTION 4.6. FACILITIES. Keep all properties useful or necessary to Borrower’s business in good repair and condition, and from time to time make necessary repairs, renewals and replacements thereto so that such properties shall be fully and efficiently preserved and maintained. SECTION 4.7. TAXES AND OTHER LIABILITIES. Pay and discharge when due any and all indebtedness, obligations, assessments and Taxes, both real or personal, including without limitation federal and state income Taxes and state and local property Taxes and assessments, except (a) such as Borrower may in good faith contest or as to which a bona fide dispute may arise, and (b) for which Borrower has made provision, to Bank’s satisfaction, for eventual payment thereof in the event Borrower is obligated to make such payment. SECTION 4.8. LITIGATION; ENVIRONMENTAL MATTERS. Promptly give notice in writing to Bank of, (a) any litigation pending or threatened against Borrower with a claim in excess of $250,000, and (b) any pending or threatened Environmental Liabilities against Borrower or any of its

-16- CHAR2\2445046v5 properties in excess of $500,000 (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage). SECTION 4.9. FINANCIAL CONDITION. Maintain Borrower’s financial condition as follows using GAAP consistently applied and used consistently with prior practices (except to the extent modified by the definitions herein): (a) Minimum Monthly Liquidity as of the end of each calendar month not less than (i) during the period from the Eighth Amendment Effective Date through January 31, 2020, $1,500,000 and (ii) thereafter, $2,000,000; with “Minimum Monthly Liquidity” defined as the “Total Borrowing Base Availability” as indicated on the Borrowing Base Certificate for such calendar month. (b) Supplemental Liquidity as of the first day of each calendar month not less than (i) during the period from August 1, 2021 through December 31, 2021, $1,000,000 and (ii) thereafter $1,500,000. As used in this section, “Supplemental Liquidity” shall mean the “Total Borrowing Base Availability” as indicated on the most recently delivered Borrowing Base Certificate, plus any cash of the Borrower held in the United States as of the first day of such calendar month minus (i) any amounts outstanding pursuant to the Line of Credit as of the first day of such calendar month, (ii) any amounts outstanding pursuant to issued Letters of Credit as of the first day of such calendar month and (iii) $2,000,000. SECTION 4.10. NOTICE TO BANK. Promptly (but in no event more than five (5) days after the occurrence of each such event or matter) give written notice to Bank in reasonable detail of: (a) the occurrence of any Event of Default, or any condition, event or act which with the giving of notice or the passage of time or both would constitute an Event of Default; (b) any change in the name or the organizational structure of Borrower; (c) the occurrence and nature of any Reportable Event or Prohibited Transaction, each as defined in ERISA, or any funding deficiency with respect to any Plan; or (d) any termination or cancellation of any insurance policy which Borrower is required to maintain, or any uninsured or partially uninsured loss through liability or property damage, or through fire, theft or any other cause affecting Borrower’s property in excess of an aggregate of $250,000.00. SECTION 4.11. REPATRIATION. Initiate no later than December 31, 2019 a cash repatriation in an amount not less than $4,000,000, calculated on a pre-tax basis. SECTION 4.12. APPRAISALS. Provide to Bank the following, in each case to be prepared by a Person acceptable to Bank in its sole discretion, and at the expense of Borrower: (a) as soon as available, but in any event within sixty (60) days after the Eighth Amendment Effective Date, an appraisal of all equipment of Borrower, (b) at any time upon request by Bank, but not more than two (2) times per calendar year, an appraisal of all inventory of Borrower and (c) at any time upon request by Bank, but not more than two (2) times per calendar year, a field examination of Borrower. ARTICLE V NEGATIVE COVENANTS Borrower further covenants that so long as Bank remains committed to extend credit to Borrower pursuant hereto, or any liabilities (whether direct or contingent, liquidated or unliquidated) of Borrower to Bank under any of the Loan Documents remain outstanding, and until payment in full of all obligations of Borrower subject hereto, Borrower will not without Bank’s prior written consent: SECTION 5.1. USE OF FUNDS. Use any of the proceeds of any credit extended hereunder except for the purposes stated in Article I hereof, or directly or indirectly use any such proceeds for the purpose of (a) providing financing to, or otherwise funding, any targets of Sanctions; or (b) providing

-17- CHAR2\2445046v5 financing for, or otherwise funding, any transaction which would be prohibited by Sanctions or would otherwise cause Bank or any of Bank’s affiliates to be in breach of any Sanctions. SECTION 5.2. OTHER INDEBTEDNESS. Create, incur, assume or permit to exist any indebtedness or liabilities resulting from borrowings, loans or advances, whether secured or unsecured, matured or unmatured, liquidated or unliquidated, joint or several, except (a) the liabilities of Borrower to Bank, (b) any other liabilities of Borrower existing as of the date hereof and set forth on Schedule 5.2, (c) current accounts payable, accrued expenses and other expenses arising out of transactions (other than borrowing) in the ordinary course of business on ordinary and customary trade terms, (d) additional indebtedness and capital lease obligations for business purposes which do not exceed an individual principal amount of $1,000,000, or an aggregate principal amount of $2,000,000 outstanding in any fiscal year of the Borrower and (e) in connection with the endorsement and deposit of checks in the ordinary course of business for collection. For the avoidance of doubt, the provisions of this Section shall not apply to any obligations of the Borrower under any operating leases. SECTION 5.3. MERGER, CONSOLIDATION, TRANSFER OF ASSETS. (a) Merge into or consolidate with any other Person; (b) make any substantial change in the nature of Borrower’s business as conducted as of the date hereof; (c) acquire all or substantially all of the assets of any other Person; nor (d) sell, lease, transfer or otherwise dispose of all or a substantial or material portion of Borrower’s assets except in the ordinary course of its business. SECTION 5.4. GUARANTIES. Guarantee or become liable in any way as surety, endorser (other than (i) pursuant to the HSBC Unsecured Guaranty or (ii) as endorser of negotiable instruments for deposit or collection in the ordinary course of business), accommodation endorser or otherwise for, nor pledge or hypothecate any assets of Borrower as security for, any liabilities or obligations of any other Person. SECTION 5.5. LOANS, ADVANCES, INVESTMENTS. Make any loans or advances to or investments in any Person, except (a) investments, loans, advances and extensions of credit disclosed in Schedule 5.5, (b) investments made after the date hereof in the Borrower’s Subsidiaries in an aggregate amount not to exceed $400,000 outstanding at any time, unless such Subsidiaries guaranty the Borrower’s obligations hereunder on terms and conditions satisfactory to the Bank, (c) investments in U.S. treasury bills and other obligations of the federal government or any agency thereo, (d) repurchase obligations with a term of not more than ninety (90) days for underlying investments of the types described in clause (c) above, (e) other investments approved in writing by the Bank in its sole discretion, (f) loans, advances and extensions of credit made after the date hereof to the Borrower’s Subsidiaries in an aggregate amount not to exceed $400,000 outstanding at any time, unless such Subsidiaries guaranty the Borrower’s obligations hereunder on terms and conditions satisfactory to the Bank, (g) loans, advances and extensions of credit in the nature of accounts receivable or notes receivable arising from the sale or lease of goods or services in the ordinary course of business to non-affiliated Persons or to affiliated Persons upon terms and conditions that are consistent with dealings on an arm’s length basis and (h) other loans, advances and extensions of credit not exceeding $100,000 in the aggregate in any fiscal year of the Borrower. SECTION 5.6. DIVIDENDS, DISTRIBUTIONS. Declare or pay any dividend or distribution either in cash, stock or any other property on Borrower’s stock now or hereafter outstanding, nor redeem, retire, repurchase or otherwise acquire any shares of any class of Borrower’s stock now or hereafter outstanding, except for (a) dividends and distributions made under Borrower’s restricted stock compensation plan, long-term incentive plan or directors’ compensation plan and (b) cash dividends and distributions from the Borrower to its owners, so long as (a) no Event of Default or event which, with notice or the passage of time, will constitute an Event of Default has occurred and is continuing or will

-18- CHAR2\2445046v5 result therefrom (giving effect thereto on a pro forma basis as if such payment were made on the first day of the fiscal quarter ending April 30, 2021) and (b) the Fixed Charge Coverage Ratio, calculated as of the last day of the immediately preceding calendar month, for the twelve-month period then ended, is greater than 2.50. As used herein, “Fixed Charge Coverage Ratio” means for the Borrower and its Subsidiaries, as of any date of determination, the ratio of (a) EBITDA for the twelve-month period then ended plus lease expense and rent expense for such period, minus income taxes paid, and dividends, withdrawals, and other distributions made, in such period, to (b) the sum of interest expense, lease expense, rent expense for such period, plus the current portion of long term debt, and the current portion of capitalized lease obligations required to have been made during such period (whether or not such payments are actually made). SECTION 5.7. PLEDGE OF ASSETS. Grant or permit to exist any Lien upon, all or any portion of Borrower’s assets now owned or hereafter acquired, except (a) Liens and security interests in favor of the Bank, (b) Liens for taxes not yet due, (c) Liens existing on the date of this Agreement disclosed in Schedule 5.7, (d) additional capitalized lease obligations and purchase money security interests in assets acquired after the date of this Agreement, if the total principal amount secured by such Liens does not exceed $500,000 at any one time, (e) Liens incidental to the conduct of business or the ownership of properties and assets (including Liens in connection with worker’s compensation, unemployment insurance and other like laws (excluding Liens imposed by ERISA or the substantial equivalent under foreign law (including any statutory Liens for profit sharing plans imposed by foreign law)), warehousemen’s mechanic’s materialmen’s and attorneys’ Liens, and statutory or common law landlords’ Liens (or the substantial equivalent under foreign law)) and Liens and pledges or deposits to secure the performance of bids, tenders or trade contracts, or to secure statutory obligations, surety or appeal bonds or other Liens of like general nature incurred in the ordinary course of business and not in connection with the borrowing of money, provided, in each case, the obligation secured is not more than 30 days overdue or, if so overdue, is being contested in good faith by appropriate actions or proceedings and adequate reserves have been established in accordance with GAAP, (f) Liens of or resulting from any judgment or award not constituting an Event of Default under Section 6.1(h), (g) minor survey exceptions or minor encumbrances, easements or reservations, or rights of others for rights-of-way, utilities and other similar purposes, or zoning or other restrictions as to the use of real properties, which are necessary for the conduct of the activities of the Borrower and its Subsidiaries or which customarily exist on properties of companies engaged in similar activities and similarly situated and which do not in any event materially impair their use in the operation of the business of the Borrower and its Subsidiaries, (h) Liens or set-off rights arising by contract in the ordinary course of business or by law and in connection with cash management and banking arrangements entered into in the ordinary course of business or (i) Liens securing obligations under interest rate hedge agreements. Without limiting the generality of the foregoing, Borrower shall not grant or permit to exist any Lien upon the real property and improvements located at 2700 West Front Street, Statesville, Iredell County, North Carolina 28677, except for Liens described in clauses (b), (e), (f) and (g) of the immediately preceding sentence. SECTION 5.8. DOUBLE NEGATIVE PLEDGE. Borrower will not enter into or permit to exist any material agreement (other than this Agreement or any other Loan Document) that (a) limits the ability of Borrower to create, incur, assume or suffer to exist Liens on its property; or (b) requires the grant of a Lien to secure an obligation of Borrower if a Lien is granted to secure another obligation of Borrower. SECTION 5.9. COLLATERAL. (a) Not to permit any Pledged Interests (i) to be held or maintained in the form of a security entitlement or credited to any securities account and (ii) which constitute a “security” (or as to which the related Pledged Subsidiary has elected to have treated as a “security”) under Article 8 of the UCC

-19- CHAR2\2445046v5 (including, for the purposes of this Section 5.9(a), the Uniform Commercial Code of any other applicable jurisdiction) to be maintained in the form of uncertificated securities. (b) To cause the Pledged Interests that constitute “securities” (or as to which the issuer elects to have treated as “securities”) under the UCC to be represented by the certificates now and hereafter delivered to Bank and that it shall cause each of the Pledged Subsidiaries not to issue any Equity Interests, or securities convertible into, or exchangeable or exercisable for, Equity Interests, at any time during the term of this Agreement. SECTION 5.10. CHANGE IN NATURE OF BUSINESS. Engage in any material line of business substantially different from those lines of business conducted by the Borrower and its Subsidiaries on the date hereof or any business substantially related or incidental thereto. SECTION 5.11. ACCOUNTING CHANGES. Make any change in (a) accounting policies or reporting practices, except as required by GAAP, or (b) fiscal year. SECTION 5.12. CHANGE OF MANAGEMENT. Make any substantial change in the present executive or management personnel of the Borrower without providing the Bank written notice within ten (10) days of such change. SECTION 5.13. CHANGE OF CONTROL. Cause, permit, or suffer any change in control of Borrower or any Person or combination of Persons that directly or indirectly control Borrower, with “control” defined as ownership of an aggregate of fifty percent (50%) or more of the common stock, members’ equity or other ownership interest (other than a limited partnership interest). ARTICLE VI EVENTS OF DEFAULT SECTION 6.1. The occurrence of any of the following shall constitute an “Event of Default” under this Agreement: (a) Borrower shall fail to pay when due any principal, interest, fees or other amounts payable under any of the Loan Documents. (b) Any financial statement or certificate furnished to Bank in connection with, or any representation or warranty made by Borrower or any other party under this Agreement or any other Loan Document shall prove to be incorrect, false or misleading in any material respect when furnished or made. (c) [Reserved]. (d) Borrower fails to perform or observe any term, covenant or agreement contained in any of Section 4.3, 4.4, 4.9 or Article V. (e) Any default in the performance of or compliance with any obligation, agreement or other provision contained herein or in any other Loan Document (other than those specifically described as an “Event of Default” in this Section 6.1), and with respect to any such default that by its nature can be cured, such default shall continue for a period of thirty (30) days from its occurrence. (f) Any default in the payment or performance of any obligation, or any defined Event of Default, under the terms of any contract, instrument or document (other than any of the Loan Documents) pursuant to which Borrower or any of its Subsidiaries has incurred any debt or other liability to any

-20- CHAR2\2445046v5 Person, including Bank; provided, however, that any cure period applicable to such default has expired, and with respect to a default under any obligation to any Person other than Bank, the amount of said obligation exceeds $1,000,000, individually or in the aggregate. (g) Borrower or any of its Subsidiaries shall become insolvent, or shall suffer or consent to or apply for the appointment of a receiver, trustee, custodian or liquidator of itself or any of its property, or shall generally fail to pay its debts as they become due, or shall make a general assignment for the benefit of creditors; Borrower or any of its Subsidiaries shall file a voluntary petition in bankruptcy, or seeking reorganization, in order to effect a plan or other arrangement with creditors or any other relief under the Bankruptcy Reform Act, Title 11 of the United States Code, as amended or recodified from time to time (“Bankruptcy Code”), or under any state or federal law granting relief to debtors, whether now or hereafter in effect; or Borrower or any of its Subsidiaries shall file an answer admitting the jurisdiction of the court and the material allegations of any involuntary petition; or Borrower or any its Subsidiaries shall be adjudicated a bankrupt, or an order for relief shall be entered against Borrower or any of its Subsidiaries by any court of competent jurisdiction under the Bankruptcy Code or any other applicable state or federal law relating to bankruptcy, reorganization or other relief for debtors. (h) Any judgments or arbitration awards are entered against the Borrower or any of its Subsidiaries, or the Borrower or any of its Subsidiaries enters into any settlement agreements with respect to any litigation or arbitration, in an aggregate amount $500,000 (to the extent not covered by independent third-party insurance as to which the insurer is rated at least “A” by A.M. Best Company, has been notified of the potential claim and does not dispute coverage). (i) The service of a notice of levy and/or of a writ of attachment or execution, or other like process, against all or any material part of the assets of Borrower or any of its Subsidiaries and is not released, vacated or fully bonded within 30 days after its issue or levy. (j) Any involuntary petition or proceeding pursuant to the Bankruptcy Code or any other applicable state or federal law relating to bankruptcy, reorganization or other relief for debtors is filed or commenced against Borrower or any of its Subsidiaries, and the involuntary petition or proceeding continues undismissed more than 60 days following the date of its filing. (k) The Bank fails to have an enforceable first Lien on or security interest in any property given as security for the Borrower’s obligations under this Agreement and the other Loan Documents, subject to Liens permitted by Section 5.7. (l) The dissolution or liquidation of Borrower or any of its material Subsidiaries; or Borrower or any of its material Subsidiaries, or any of its directors, stockholders or members, shall take action seeking to effect the dissolution or liquidation of Borrower or such Subsidiary. (m) Any provision of this Agreement or any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Borrower’s obligations hereunder or thereunder, ceases to be in full force and effect in any material respect; or the Borrower or any other Person contests in any manner the validity or enforceability of any provision of this Agreement or any Loan Document; or the Borrower denies that it has any or further liability or obligation under this Agreement or any Loan Document (provided, however, that if Borrower claims that such obligations have been paid, such claim shall not be considered a denial of liability), or purports to revoke, terminate or rescind any provision of this Agreement or any Loan Document.

-21- CHAR2\2445046v5 (n) Any government authority takes action that the Bank believes materially adversely affects the Borrower’s financial condition or ability to repay. (o) A material portion of the Equipment is so demolished, destroyed or damaged that, in the reasonable opinion of the Bank, the Equipment cannot be restored, rebuilt or replaced with available funds within a reasonable period of time and in any event, prior to the maturity of the Term Loans. (p) The aggregate amount of the HSBC Unsecured Guaranty exceeds Six Million and 00/100 Dollars ($6,000,000.00) for more than thirty (30) consecutive days. SECTION 6.2. REMEDIES. Upon the occurrence of any Event of Default: (a) all indebtedness of Borrower under each of the Loan Documents, any term thereof to the contrary notwithstanding, shall at Bank’s option and without notice become immediately due and payable without presentment, demand, protest or notice of dishonor, all of which are hereby expressly waived by Borrower; (b) the obligation, if any, of Bank to extend any further credit under any of the Loan Documents shall immediately cease and terminate; and (c) Bank shall have all rights, powers and remedies available under each of the Loan Documents, or accorded by law, including without limitation the right to resort to any or all security for any credit subject hereto and to exercise any or all of the rights of a beneficiary or secured party pursuant to applicable law. All rights, powers and remedies of Bank may be exercised at any time by Bank and from time to time after the occurrence of an Event of Default, are cumulative and not exclusive, and shall be in addition to any other rights, powers or remedies provided by law or equity. ARTICLE VII MISCELLANEOUS SECTION 7.1. NO WAIVER. No delay, failure or discontinuance of Bank in exercising any right, power or remedy under any of the Loan Documents shall affect or operate as a waiver of such right, power or remedy; nor shall any single or partial exercise of any such right, power or remedy preclude, waive or otherwise affect any other or further exercise thereof or the exercise of any other right, power or remedy. Any waiver, permit, consent or approval of any kind by Bank of any breach of or default under any of the Loan Documents must be in writing and shall be effective only to the extent set forth in such writing. SECTION 7.2. NOTICES. All notices, requests and demands which any party is required or may desire to give to any other party under any provision of this Agreement must be in writing delivered to each party at the following address: BORROWER: Kewaunee Scientific Corporation P.O. Box 1842 Statesville, North Carolina 28687 Attention: Thomas D. Hull III BANK: WELLS FARGO BANK, NATIONAL ASSOCIATION 301 S. College St. 15th Floor Charlotte, NC 28202 Attention: Kristin Davis SECTION 7.3. COSTS, EXPENSES AND ATTORNEYS’ FEES; INDEMNITY.

-22- CHAR2\2445046v5 (a) Borrower shall pay to Bank immediately upon demand the full amount of all payments, advances, charges, costs and expenses, including reasonable attorneys’ fees (to include outside counsel fees and all allocated costs of Bank’s in-house counsel), expended or incurred by Bank in connection with (a) the negotiation and preparation of this Agreement and the other Loan Documents, Bank’s continued administration hereof and thereof, and the preparation of any amendments and waivers hereto and thereto, (b) the enforcement of Bank’s rights and/or the collection of any amounts which become due to Bank under any of the Loan Documents, and (c) the prosecution or defense of any action in any way related to any of the Loan Documents, including without limitation, any action for declaratory relief, whether incurred at the trial or appellate level, in an arbitration proceeding or otherwise, and including any of the foregoing incurred in connection with any bankruptcy proceeding (including without limitation, any adversary proceeding, contested matter or motion brought by Bank or any other Person) relating to Borrower or any other Person. (b) Borrower shall indemnify Bank and each of its affiliates and the partners, directors, officers, employees, agents and advisors (each, an “Indemnitee”) against, and hold each of them harmless from, any and all costs, losses, liabilities, claims, damages and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, which may be incurred by or asserted against any Indemnitee arising out of, in connection with or as a result of (i) the execution or delivery of any this Agreement or any other agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of any of the transactions contemplated hereby, (ii) any of the Line of Credit or the Term Loans or any actual or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of hazardous materials on or from any property owned by Borrower or any Environmental Liability related in any way to Borrower or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort, or any other theory and regardless of whether any Indemnitee is a party thereto; provided, that Borrower shall not be obligated to indemnify any Indemnitee for any of the foregoing arising out of such Indemnitee’s gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final and nonappealable judgment. SECTION 7.4. SUCCESSORS, ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the heirs, executors, administrators, legal representatives, successors and assigns of the parties; provided however, that Borrower may not assign or transfer its interests or rights hereunder without Bank’s prior written consent. Bank reserves the right to sell, assign, transfer, negotiate or grant participations in all or any part of, or any interest in, Bank’s rights and benefits under each of the Loan Documents. In connection therewith, Bank may disclose all documents and information which Bank now has or may hereafter acquire relating to any credit subject hereto, Borrower or its business, or any collateral required hereunder. SECTION 7.5. ENTIRE AGREEMENT; AMENDMENT. This Agreement and the other Loan Documents constitute the entire agreement between Borrower and Bank with respect to each credit subject hereto and supersede all prior negotiations, communications, discussions and correspondence concerning the subject matter hereof. This Agreement may be amended or modified only in writing signed by each party hereto. SECTION 7.6. NO THIRD PARTY BENEFICIARIES. This Agreement is made and entered into for the sole protection and benefit of the parties hereto and their respective permitted successors and assigns, and no other Person shall be a third party beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any other of the Loan Documents to which it is not a party.

-23- CHAR2\2445046v5 SECTION 7.7. TIME. Time is of the essence of each and every provision of this Agreement and each other of the Loan Documents. SECTION 7.8. SEVERABILITY OF PROVISIONS. If any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or any remaining provisions of this Agreement. SECTION 7.9. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall be deemed to be an original, and all of which when taken together shall constitute one and the same Agreement. SECTION 7.10. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of North Carolina, without reference to the conflicts of law or choice of law principles thereof. SECTION 7.11. ARBITRATION; WAIVER OF JURY TRIAL. (a) Arbitration. The parties hereto agree, upon demand by any party, to submit to binding arbitration all claims, disputes and controversies between or among them (and their respective employees, officers, directors, attorneys, and other agents), whether in tort, contract or otherwise in any way arising out of or relating to (i) any credit subject hereto, or any of the Loan Documents, and their negotiation, execution, collateralization, administration, repayment, modification, extension, substitution, formation, inducement, enforcement, default or termination; or (ii) requests for additional credit. (b) Governing Rules. Any arbitration proceeding will (i) proceed in a location in North Carolina selected by the American Arbitration Association (“AAA”); (ii) be governed by the Federal Arbitration Act (Title 9 of the United States Code), notwithstanding any conflicting choice of law provision in any of the documents between the parties; and (iii) be conducted by the AAA, or such other administrator as the parties shall mutually agree upon, in accordance with the AAA’s commercial dispute resolution procedures, unless the claim or counterclaim is at least $1,000,000.00 exclusive of claimed interest, arbitration fees and costs in which case the arbitration shall be conducted in accordance with the AAA’s optional procedures for large, complex commercial disputes (the commercial dispute resolution procedures or the optional procedures for large, complex commercial disputes to be referred to herein, as applicable, as the “Rules”). If there is any inconsistency between the terms hereof and the Rules, the terms and procedures set forth herein shall control. Any party who fails or refuses to submit to arbitration following a demand by any other party shall bear all costs and expenses incurred by such other party in compelling arbitration of any dispute. Nothing contained herein shall be deemed to be a waiver by any party that is a bank of the protections afforded to it under 12 U.S.C. §91 or any similar applicable state law. (c) No Waiver of Provisional Remedies, Self-Help and Foreclosure. The arbitration requirement does not limit the right of any party to (i) foreclose against real or personal property collateral; (ii) exercise self-help remedies relating to collateral or proceeds of collateral such as setoff or repossession; or (iii) obtain provisional or ancillary remedies such as replevin, injunctive relief, attachment or the appointment of a receiver, before during or after the pendency of any arbitration proceeding. This exclusion does not constitute a waiver of the right or obligation of any party to submit any dispute to arbitration or reference hereunder, including those arising from the exercise of the actions detailed in sections (i), (ii) and (iii) of this paragraph.

-24- CHAR2\2445046v5 (d) Arbitrator Qualifications and Powers. Any arbitration proceeding in which the amount in controversy is $5,000,000.00 or less will be decided by a single arbitrator selected according to the Rules, and who shall not render an award of greater than $5,000,000.00. Any dispute in which the amount in controversy exceeds $5,000,000.00 shall be decided by majority vote of a panel of three arbitrators; provided however, that all three arbitrators must actively participate in all hearings and deliberations. The arbitrator will be a neutral attorney licensed in the State of North Carolina or a neutral retired judge of the state or federal judiciary of North Carolina, in either case with a minimum of ten years’ experience in the substantive law applicable to the subject matter of the dispute to be arbitrated. The arbitrator will determine whether or not an issue is arbitrable and will give effect to the statutes of limitation in determining any claim. In any arbitration proceeding the arbitrator will decide (by documents only or with a hearing at the arbitrator’s discretion) any pre-hearing motions which are similar to motions to dismiss for failure to state a claim or motions for summary adjudication. The arbitrator shall resolve all disputes in accordance with the substantive law of North Carolina and may grant any remedy or relief that a court of such state could order or grant within the scope hereof and such ancillary relief as is necessary to make effective any award. The arbitrator shall also have the power to award recovery of all costs and fees, to impose sanctions and to take such other action as the arbitrator deems necessary to the same extent a judge could pursuant to the Federal Rules of Civil Procedure, the North Carolina Rules of Civil Procedure or other applicable law. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction. The institution and maintenance of an action for judicial relief or pursuit of a provisional or ancillary remedy shall not constitute a waiver of the right of any party, including the plaintiff, to submit the controversy or claim to arbitration if any other party contests such action for judicial relief. (e) Discovery. In any arbitration proceeding, discovery will be permitted in accordance with the Rules. All discovery shall be expressly limited to matters directly relevant to the dispute being arbitrated and must be completed no later than 20 days before the hearing date. Any requests for an extension of the discovery periods, or any discovery disputes, will be subject to final determination by the arbitrator upon a showing that the request for discovery is essential for the party’s presentation and that no alternative means for obtaining information is available. (f) Class Proceedings and Consolidations. No party hereto shall be entitled to join or consolidate disputes by or against others in any arbitration, except parties who have executed any Loan Document, or to include in any arbitration any dispute as a representative or member of a class, or to act in any arbitration in the interest of the general public or in a private attorney general capacity. (g) Payment Of Arbitration Costs And Fees. The arbitrator shall award all costs and expenses of the arbitration proceeding. (h) Miscellaneous. To the maximum extent practicable, the AAA, the arbitrators and the parties shall take all action required to conclude any arbitration proceeding within 180 days of the filing of the dispute with the AAA. No arbitrator or other party to an arbitration proceeding may disclose the existence, content or results thereof, except for disclosures of information by a party required in the ordinary course of its business or by applicable law or regulation. If more than one agreement for arbitration by or between the parties potentially applies to a dispute, the arbitration provision most directly related to the Loan Documents or the subject matter of the dispute shall control. This arbitration provision shall survive termination, amendment or expiration of any of the Loan Documents or any relationship between the parties. (i) Waiver of Jury Trial. The parties hereto hereby acknowledge that by agreeing to binding arbitration they have irrevocably waived their respective rights to a jury trial with respect to any action, claim or other proceeding arising out of any dispute in connection this Agreement or any other agreement

-25- CHAR2\2445046v5 or document delivered in connection herewith, any rights or obligations hereunder or thereunder, or the performance of such rights and obligations. This provision is a material inducement for the parties entering into this Agreement. [SIGNATURE PAGE FOLLOWS]

CHAR2\2445046v5 IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed, with the intention that it constitute an instrument under seal, as of the day and year first written above. KEWAUNEE SCIENTIFIC WELLS FARGO BANK, CORPORATION NATIONAL ASSOCIATION By: (seal) By: Name: Donald T. Gardner III Name: Kristin Davis Title: Vice President – Finance and Title: Senior Vice President Chief Financial Officer

CHAR2\2445046v5 Annex I Certain Definitions In addition to words and terms defined elsewhere in the Agreement, the following terms shall have the meanings provided below: “Borrowing Base Certificate” means a certificate substantially in the form of Exhibit B or in such other form as determined from time to time by Bank in its sole discretion. “Closing Date” means the date of this Agreement. “Direct Foreign Subsidiary” means any Foreign Subsidiary if Equity Interests representing more than 50% of either the aggregate ordinary voting power or the aggregate equity value represented by the issued and outstanding Equity Interests of such Person are owned by the Borrower, a Domestic Subsidiary or any combination thereof. “Domestic Subsidiary” means any Subsidiary that is organized under the laws of any political subdivision of the United States. “Eighth Amendment Effective Date” means December 13, 2019.” “Eligible Accounts Receivable” (a) means trade accounts created in the ordinary course of Borrower’s business, upon which Borrower’s right to receive payment is absolute and not contingent upon the fulfillment of any condition whatsoever, and in which Bank has a perfected security interest of first priority and (b) shall not include: (i) any account that has been outstanding more than (A) three times Borrower’s standard selling terms or (B) 60 days past due or 90 days from the date of the invoice, whichever is less; (ii) that portion of any account for which there exists any right of setoff, defense or discount (except regular discounts allowed in the ordinary course of business to promote prompt payment) or for which any defense or counterclaim has been asserted; (iii) that portion of any account which represents an obligation of any state or municipal government or of the United States government or any political subdivision thereof (except accounts which represent obligations of the United States government and for which the assignment provisions of the Federal Assignment of Claims Act, as amended or recodified from time to time, have been complied with to Bank’s satisfaction) that exceeds ten percent (10%) of Borrower’s total accounts; (iv) any account which represents an obligation of an account debtor located in a foreign country, except to the extent any such account, in Bank’s determination, is supported by a letter of credit or insured under a policy of foreign credit insurance, in each case in form, substance and issued by a party acceptable to Bank; (v) any account which arises from the sale or lease to or performance of services for, or represents an obligation of, an employee, affiliate, partner, member, parent or subsidiary of Borrower; (vi) that portion of any account, which represents interim or progress billings or retention rights on the part of the account debtor;

CHAR2\2445046v5 (vii) that portion of all “bill and hold” receivables that exceeds fifty percent (50%) of Borrower’s total accounts, provided that, on and after February 1, 2020, any “bill and hold” receivables that are not subject to an acknowledgment letter in favor of Bank substantially in the form of Exhibit A shall be excluded from Eligible Accounts Receivable; (viii) any account which represents an obligation of any account debtor when twenty percent (20%) or more of Borrower’s accounts from such account debtor are not eligible pursuant to (i) above; (ix) that portion of any account from an account debtor which represents the amount by which Borrower’s total accounts from said account debtor exceeds twenty-five percent (25%) of Borrower’s total accounts; or (x) any account deemed ineligible by Bank when Bank, in its sole discretion, deems the creditworthiness or financial condition of the account debtor, or the industry in which the account debtor is engaged, to be unsatisfactory. “Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination. “Foreign Subsidiary” means a Subsidiary other than a Domestic Subsidiary and for purposes of clarity with regards to Foreign Subsidiary Credit Lines includes Kewaunee Labway India Pvt. Ltd. “Funded Debt” means the sum of all obligations for borrowed money (including the stated amount of all letters of credit (including Letters of Credit), and all outstanding borrowings under the Line of Credit and each Term Loan) plus obligations pursuant to any guarantee agreement (including pursuant to the HSBC Unsecured Guaranty) plus capital lease obligations. “GAAP” means generally accepted accounting principles in the United States of America. “HSBC Unsecured Guaranty” means that certain Limited Guaranty, as most recently amended on September 19, 2019, by the Borrower, as guarantor, in favor of The Hongkong and Shanghai Banking Corporation Limited, India Branch, in an aggregate amount not to exceed the lesser of either INR 450 Million and 00/100 (INR 450,000,000) and Six Million and 00/100 Dollars ($6,000,000.00). “Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

CHAR2\2445046v5 “Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, governmental authority or other entity. “Security Agreement” means that certain Security Agreement, dated June 19, 2019, between the Bank and the Borrower, as amended and in effect from time to time. “Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. “Swap Contract” means any agreement, whether or not in writing, relating to any Swap Transaction, including, unless the context otherwise clearly requires, any form of master agreement (the “Master Agreement”) published by the International Swaps and Derivatives Association, Inc., or any other master agreement, entered into between Swap Counterparty and the Borrower (or its affiliate) in connection with the Line of Credit or any of the Term Loans, together with any related schedule and confirmation, as amended, supplemented, superseded or replaced from time to time, relating to or governing any Swap Transaction. “Swap Counterparty” means the Bank or an affiliate of the Bank, in its capacity as counterparty under any Swap Contract. “Swap Transaction” means any transaction that is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap or option, bond, note or bill option, interest rate option, forward foreign exchange transaction, cap, collar or floor transaction, currency swap, cross-currency rate swap, swap option, currency option or any other similar transaction (including any option to enter into the foregoing) or any combination of the foregoing, entered into between any Swap Counterparty and the Borrower (or its affiliate). “Terminating Letter of Credit” means that certain irrevocable standby Letter of Credit issued by Bank, dated June 12, 2014, naming Hongkong and Shanghai Banking Corporation Limited, India Branch as beneficiary (no. IS0191986U), naming Borrower as obligor and account party, in the amount of Five Million and 0/100 Dollars ($5,000,000) with an expiration date of March 1, 2021, as amended from time to time. “Voting Equity Interests” means, with respect to any Person, the Equity Interests entitled to vote for members of the board of directors or equivalent governing body of such Person. “UCC” means the Uniform Commercial Code as in effect in the State of North Carolina, as may be amended from time to time.

<u>Schedule 1.5(b)</u>

Pledged Interests

Name, Jurisdiction of Formation and Type of Entity of Pledged Subsidiary	Class or Type of Pledged Interest	Total Amount of Class or Type of Pledged Interests Authorized	Total Amount of Class or Type Outstanding	Total Amount Pledged	Certificate Number (if applicable)	Par Value (if applicable)	Name of Transfer Agent (if any)
(1)	Equity Shares	500,000 Authorized	99,323 Outstanding	48,171	01,02,03,04, 05	RS. 100 each	None
(2)	Equity Shares	1 Authorized	1 Outstanding	65% interest in 1 share	02	SGD 1.00	None

(1) Kewaunee Scientific Corporation India Private Limited (India) - 25,213 shares held by Kewaunee Scientific Corporation Singapore Pte. Ltd.; 74,110 shares held by Kewaunee Scientific Corporation (USA)

(2) Kewaunee Scientific Corporation Singapore Pte. Ltd. - wholly owned by Kewaunee Scientific Corporation (USA)

CHAR2\2445046v5

CHAR2\2445046v5 Schedule 5.2 Existing Indebtedness Name of Agreement Counterparty to Agreement Current Outstanding Amount of Indebtedness Corporate Guarantee on India Revolver HSBC $3,013,927 (as of June 30)

CHAR2\2445046v5 Schedule 5.5 Existing Loans, Advances and Investments Loan/ Advance Loans and Advances Amount USD 1. Kewaunee Labway India Pvt. Ltd. $47,000.00 Accrued Interest not yet paid $24,789.71 Total $71,789.71 Investment Direct Capital Investment Amount USD 1. Kewaunee Scientific Corporation Singapore Pte. Ltd. $419,207.00 2. Kewaunee Labway India Pvt. Ltd. $406,000.00 Total $825,207.00

Schedule 5.7

Existing Liens

Debtor	Secured Party	Jurisdiction	File Date	File Number	Amendments and Continuations
Kewaunee Scientific Corporation	Key Equipment Finance Inc.	Delaware SoS	11/21/2005	20053605723	10/06/2010: Continuation (20103474669) 08/25/2015: Continuation (20153725719)
Kewaunee Scientific Corporation	Key Equipment Finance Inc.	Delaware SoS	11/08/2010	20103904624	08/25/2015: Continuation (20153726485)
Kewaunee Scientific Corporation	Bluelinx Corporation	Delaware SoS	09/13/2011	20113512590	07/27/2016: Continuation (20164544373)
Kewaunee Scientific Corporation	Fifth Third Bank	Delaware SoS	09/29/2011	20113733915	04/04/2016: Continuation (20161982014)
Kewaunee Scientific Corporation	Fifth Third Bank	Delaware SoS	10/28/2011	20114177880	05/03/2016: Continuation (20162623385)
Kewaunee Scientific Corporation	Key Equipment Finance Inc.	Delaware SoS	07/18/2012	20122754820	04/12/2017: Continuation (20172395769)
Kewaunee Scientific Corporation	Fifth Third Bank	Delaware SoS	12/05/2012	20124699262	06/06/2017: Continuation (20173705586)
Kewaunee Scientific Corporation	Fifth Third Bank	Delaware SoS	12/05/2012	20124699320	06/06/2017: Continuation (20173705255)
Kewaunee Scientific Corporation	Fifth Third Bank	Delaware SoS	05/01/2013	20131663021	03/21/2018: Continuation (20181935481)
Kewaunee Scientific Corporation	Wells Fargo Bank, National Association	Delaware SoS	05/06/2013	20131721761	11/08/2017: Continuation (20177409743) 09/27/2019: Amendment (20196739937)
Kewaunee Scientific Corporation	Fifth Third Bank	Delaware SoS	07/11/2013	20132662048	06/06/2018: Continuation (20183845472)
Kewaunee Scientific Corporation	Wells Fargo Equipment Finance, Inc.	North Carolina SoS	10/02/2013	20130094461	06/26/2018: Continuation (20180065794C)
Kewaunee Scientific Corporation	Trumpf Inc.	Delaware SoS	01/18/2019	20190429675	
Kewaunee Scientific Corporation	Wells Fargo Bank, National Association	Delaware SoS	06/19/2019	20194234477	09/27/2019: Amendment (20196740331)
Kewaunee Scientific Corporation	Key Equipment Finance, a Division of Keybank NA	Delaware SoS	09/27/2019	20196733229	
Kewaunee Scientific Corporation	Corporation Service Company, As Representative	Delaware SoS	09/10/2020	20206248365	09/30/2020: Assignment (20206745485) 02/01/2021: Assignment (202110828021) 02/02/2021: Assignment (20210880527) 02/4/2021: Assignment (2021109762018) 02/05/2021: Assignment (20210986118) 02/09/2021: Assignment (20211083758)
Kewaunee Scientific Corporation	Corporation Service Company, As Representative	Iredell County Register of Deeds, NC	09/30/2020	2738/2387	02/15/2021: Assignment (2782/1022)
Kewaunee Scientific Corporation	Corporation Service Company, As Representative	Iredell County Register of Deeds, NC	02/04/2021	2779/1354	02/17/2021: Assignment (2783/1395)
Kewaunee Scientific Corporation	Corporation Service Company, As Representative	Iredell County Register of Deeds, NC	02/15/2021	2782/1018	02/17/2021: Assignment (2783/1401)
Kewaunee Scientific Corporation	Cisco Systems Capital	Delaware SoS	05/12/2021	20213704120	

CHAR2\2445046v5

CHAR2\2445046v5 Exhibit A FORM OF BILL/HOLD ACKNOWLEDGMENT LETTER BILL AND HOLD LETTER [SELLER’S NAME] ___________________________ ____________________________ ______________, 201__ [CUSTOMER’S NAME] ________________________ ________________________ Attention:______________ Dear Customer: From time to time you (the “Customer”) may request that the undersigned (the “Seller”) manufacture and produce certain goods for future shipment to you. This will confirm the agreement of Customer and Seller that, notwithstanding anything to the contrary contained in any purchase order, invoice or other agreement between Customer and Seller, title to such goods manufactured and produced by Seller for Customer and risk of loss as to such goods passes to Customer when Seller has completed production of the goods covered by Customer’s order and the goods have been invoiced by Seller to Customer, notwithstanding that the goods so sold may remain on the premises of Seller or otherwise in its control or possession. Such goods are held for the account of Customer and at its risk and each invoice with respect to such goods issued to Customer by Seller represents a definitive and final sale and Customer shall pay the same when due, regardless of whether the goods have been shipped or delivered to Customer as of such time or are otherwise accepted by Customer. Customer agrees that, except as provided below, in no event shall Customer, or any person claiming by, through or under it, offset or withhold payment in respect of any account for any offset, claim, defense, counterclaim, abatement, suspension, recoupment or deduction which Customer may have against Seller for any amounts which may now or hereafter be due to Customer from Seller for any reason, except that Customer may, in the ordinary course of business assert any bona fide offsets or deductions it may lawfully have only against accounts due to the Customer by reason of the delivery to Customer by Seller of defective or non-conforming goods to the extent that the basis for the offset or deduction arises out of the same transaction giving rise to the account due which is subject to the asserted offset or deduction. The fact that Customer has limited its setoff and recoupment rights against accounts due to Seller shall not limit any rights or remedies Customer may have against Seller or any of its other assets. Customer waives any right that it may have under any Federal, State or other law, including, without limitation, all rights under Section 553 of the U.S. Bankruptcy Code, to assert any such rights.

CHAR2\2445046v5 Seller may store the goods at its premises or in leased warehouse space. The goods will be shipped to Customer from time to time at its request upon reasonable prior notice in accordance with Seller’s policies as in effect from time to time. All out-of-pocket expenses incurred by Seller for storage, insurance or disposal in connection with the goods manufactured for Customer by Seller are to be billed by Seller to Customer in accordance with Seller’s policies as in effect from time to time.

CHAR2\2445046v5 Seller would appreciate the confirmation of the agreement of Customer to the above arrangements by signing and returning to Seller the enclosed copy of this letter. The agreement of Customer in this letter will be binding on its successors and assigns. In making loans to Seller based on the accounts payable by Customer to Seller from such sales, Wells Fargo Bank, National Association, the lender to Seller, is relying on the agreements of Customer in this letter and the terms of this letter will inure to the benefit of such lender and its successors and assigns (including any other lender that refinances or replaces its financing) and such lender and successors and assigns will be entitled to enforce the terms hereof directly. The terms of this letter may not be modified by course of dealing or otherwise than in writing signed by Seller and approved in writing by its lender. We would like to take this opportunity to thank you for your continued business. Very truly yours, [SELLER’S NAME] By:____________________ Name:__________________ Title:___________________ AGREED: [CUSTOMER’S NAME] By:____________________ Name:__________________ Title:___________________

Exhibit B

FORM OF BORROWING BASE CERTIFICATE

Kewaunee Scientific Corporation - Borrowing Base Certificate for period ending: [ ]

in 000s	Source Document				
Accounts Receivable					
Gross A/R (Domestic)			[ ]		
Less: Ineligible A/R					
a. Past Dues		[ ]			
b. Past Due Credits		[ ]			
c. Cross Age		[ ]			
d. Intercompany		[ ]			
e. Foreign		[ ]			
f. Retainage		[ ]			
g. Government Receivables		[ ]			
h. Advance Sales (FE and ENG)		[ ]			
i. Bill and Hold (B&H Letters on File)		[ ]			
Total A/R Ineligibles			[ ]		
Net Eligible A/R				[ ]	
Advance Rate				[ ]%	
Available A/R					[ ]
Inventory					
Gross Inventory (Domestic)			[ ]		
Plus: Bill & Hold Inventory		[ ]			
Plus: Unbilled Inventory		[ ]			
Less: Ineligible Inventory					
a. Obsolescence/Excess		[ ]			
b. WIP		[ ]			
c. Crating Materials		[ ]			
Total Inventory Ineligibles			[ ]		
Net Eligible Inventory				[ ]	
Advance Rate				[ ]%	
Eligible Inventory					[ ]

CHAR2\2445046v5

CHAR2\2445046v5 Machinery and Equipment Appraised M&E [_____] Advance Rate [__]% Eligible M&E [ ] TOTAL BB Availability $ [_____] Plus: Outstanding Letters of Credit [_____] Plus: Outstanding Loan Balance [_____] Total Loans and SLCs Outstanding [_____] Plus: Minimum Additional Liquidity [_____] Total Required Borrowing Base Assets [_____] Excess / (Limited) Availability $ [_____] Line of Credit Commitment [_____] Excess / (Suppressed) Availability ([_____]) Calculations Gross B&H A/R [_____] B&H Cap (50% of total AR) [_____] Net Eligible B&H A/R (Lesser of 50% or Gross Amount) [_____] Gross B&H Inv [_____] B&H Cap (50% of total Inv.) [_____] Net Eligible B&H Inv. (Lesser of 50% or Gross Amount) [_____] Gross Unbilled Inv [_____] B&H Cap (50% of total Inv.) [_____] Net Eligible Unbilled Inv. (Lesser of 50% or Gross Amount) [_____] Gross Government Receivables A/R [_____] Govt AR Cap (10% of total AR) [_____] Net Eligible Govt A/R (Lesser of 10% or Gross Amount) [_____]

CHAR2\2445046v5 Bill and Hold Schedule Company Name Invoice # Amount